                                                                     EXHIBIT 2.1


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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                               EMCORE CORPORATION,


                          TPS ACQUISITION CORPORATION,


                                  TECSTAR, INC.

                                       AND

                           TECSTAR POWER SYSTEMS, INC.







                          DATED AS OF FEBRUARY __, 2002




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




                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

ARTICLE I PURCHASE OF ASSETS................................................2

         1.1      Purchase and Sale of Acquired Assets......................2
         1.2      Assumed Liabilities.......................................2
         1.3      Method of Conveyance......................................3
         1.4      Purchase Price............................................3
         1.5      Escrow Agreement..........................................3
         1.6      Delivery of Closing Cash..................................3
         1.7      Allocation of Purchase Price..............................3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................4

         2.1      Corporate Organization, Etc...............................4
         2.2      Authorization, Etc........................................4
         2.3      No Violation..............................................4
         2.4      Financial Statements......................................5
         2.5      Employees.................................................6
         2.6      Absence of Certain Changes................................6
         2.7      Contracts.................................................7
         2.8      Government Contracts......................................8
         2.9      Title and Related Matters.................................9
         2.10     Litigation...............................................10
         2.11     Tax Matters..............................................11
         2.12     Compliance with Law and Certifications...................11
         2.13     Employee Benefit Plans...................................11
         2.14     Intellectual Property....................................13
         2.15     Customer Warranties......................................16
         2.16     Products Liability.......................................16
         2.17     Environmental Matters....................................17
         2.18     Capital Expenditures and Investments.....................19
         2.19     Dealings with Affiliates.................................19
         2.20     Insurance................................................19
         2.21     Accounts Receivable......................................19
         2.22     Inventories..............................................19
         2.23     Brokerage................................................19
         2.24     Customers and Suppliers..................................20
         2.25     Permits..................................................20
         2.26     Utilities................................................20
         2.27     Improper and Other Payments..............................20
         2.28     Compliance With Export Control Laws......................20
         2.29     Disclosure...............................................20

                                                                          PAGE
                                                                          ----


ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...............21

         3.1      Corporate Organization, Etc..............................21
         3.2      Authorization, Etc.......................................21
         3.3      No Violation.............................................21
         3.4      Financing................................................22

ARTICLE IV COVENANTS OF THE SELLERS........................................22

         4.1      Commencement of Chapter 11 Case..........................22
         4.2      Operation of Business....................................22
         4.3      Interim Financial Information............................23
         4.4      Full Access and Disclosure...............................24
         4.5      Non-Competition..........................................24
         4.6      Confidentiality..........................................25
         4.7      Fulfillment of Conditions Precedent......................26
         4.8      Exclusivity..............................................26
         4.9      No Termination of Obligations by Subsequent Dissolution..27
         4.10     Deliveries After Closing.................................27
         4.11     Information Technology Access............................27
         4.12     Intellectual Property Protection.........................27
         4.13     Electronic Data Protection...............................28
         4.14     Intellectual Property....................................28
         4.15     Books and Records........................................28
         4.16     COBRA....................................................29
         4.17     Recordation of Memorandum of Lease.......................29
         4.18     Notice of Sale...........................................29
         4.19     Employee Benefits Plans..................................29

ARTICLE V COVENANTS OF THE PURCHASERS......................................29

         5.1      Confidentiality..........................................29
         5.2      Non-Solicitation.........................................30
         5.3      Charter Amendment........................................30

ARTICLE VI OTHER AGREEMENTS................................................30

         6.1      Agreement to Defend......................................30
         6.2      Further Assurances.......................................30
         6.3      Confidentiality..........................................31
         6.4      Public Announcements.....................................31
         6.5      Audited Financial Statements.............................31

ARTICLE VII TAX MATTERS....................................................31

         7.1      Taxes....................................................31
         7.2      Payment of Taxes.........................................32

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                                                                          PAGE
                                                                          ----

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS...............32

         8.1      Bankruptcy Court Approval................................32
         8.2      Representations and Warranties; Performance..............32
         8.3      No Material Adverse Change...............................33
         8.4      No Proceeding or Litigation..............................33
         8.5      Condition of Assets......................................33
         8.6      Secretary's Certificate..................................33
         8.7      Employment Agreements....................................34
         8.8      Escrow Agreement.........................................34
         8.9      Bill of Sale.............................................34
         8.10     Intellectual Property Assignment Agreement...............34
         8.11     Facility Lease...........................................34
         8.12     Leasehold Title Insurance................................34
         8.13     Memorandum of Lease......................................34
         8.14     Environmental Conditions.................................34

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF THE SELLERS....................35

         9.1      Bankruptcy Court Approval................................35
         9.2      Representations and Warranties; Performance..............35
         9.3      Consents and Approvals...................................35
         9.4      No Proceeding or Litigation..............................35
         9.5      Secretary's Certificate..................................35
         9.6      Escrow Agreement.........................................35

ARTICLE X CLOSING..........................................................35

         10.1     Closing..................................................35
         10.2     Intervening Litigation...................................36

ARTICLE XI TERMINATION AND ABANDONMENT.....................................36

         11.1     Methods of Termination...................................36
         11.2     Procedure Upon Termination...............................37
         11.3     Effect of Termination....................................38

ARTICLE XII INDEMNIFICATION................................................39

         12.1     Survival.................................................39
         12.2     Limitations..............................................39
         12.3     Indemnification by the Sellers...........................40
         12.4     Indemnification by the Purchaser.........................41
         12.5     Third-Party Claims.......................................41
         12.6     Security for the Indemnification Obligation..............42

ARTICLE XIII MISCELLANEOUS PROVISIONS......................................43

         13.1     Amendment and Modification...............................43
         13.2     Waiver of Compliance; Consents...........................43
         13.3     Certain Definitions......................................43
         13.4     Notices..................................................52
         13.5     Assignment...............................................56
         13.6     Governing Law, Submission to Jurisdiction................56
         13.7     Counterparts.............................................56
         13.8     Headings.................................................56
         13.9     Entire Agreement.........................................56
         13.10    Injunctive Relief........................................57
         13.11    Delays or Omissions......................................57
         13.12    Severability.............................................57
         13.13    Expenses.................................................57
         13.14    No Third Party Beneficiaries.............................58
         13.15    Schedules................................................58
         13.16    No Strict Construction...................................58
         13.17    Construction.............................................58
         13.18    WAIVER OF JURY TRIAL.....................................58

                             SCHEDULES AND EXHIBITS



                                                          RESPONSIBILITY
SCHEDULE                                           ("SELLERS" OR "PURCHASERS")
--------                                           ---------------------------
1.1      Excluded Assets..............................................P
1.2      Assumed Liabilities..........................................P
1.4      Allocation of Purchase Price.................................P/S
2.1(a)   Foreign Qualifications of Seller and Business Subsidiaries...S
2.1(b)   Charter and Bylaws of Seller and Business Subsidiaries.......S
2.2      Board Resolution.............................................S
2.3      Violations, Notices and Consents.............................S
2.4(a)   Financial Statements.........................................S
2.4(b)   Indebtedness.................................................S
2.5      Employee Matters.............................................S
2.6      Absence of Certain Change....................................S
2.7(a)   Contracts....................................................S
2.7(b)   Bids and Proposals...........................................S
2.8      Government Contracts.........................................S
2.9(a)   Title Matters................................................S
2.9(b)   Leases.......................................................S
2.9(d)   Liens and Other Encumbrances.................................S
2.9(e)   Improvements.................................................S
2.10     Litigation...................................................S
2.12     Compliance with Law..........................................S
2.13     ERISA Matters List of Plans..................................S
2.14(a)  Seller Registered Intellectual Property......................S
2.14(b)  Licenses and Transfers.......................................S
2.14(c)  Contracts and Licenses.......................................S
2.14(d)  Warranties...................................................S
2.14(e)  Maintenance..................................................S
2.14(f)  Employee IP Agreements.......................................S
2.14(g)  Software.....................................................S
2.14(h)  Patent Protection............................................S
2.15     Customer Warranties..........................................S
2.16     Products Liability...........................................S
2.17(a)  Environmental Matters........................................S
2.17(b)  Notice of Non-Compliance.....................................S
2.17(d)  Discharges...................................................S
2.17(d)  Storage Tanks................................................S
2.17(e)  Environmental Audits.........................................S
2.18     Capital Expenditures.........................................S
2.19     Affiliated Transactions......................................S
2.20     Insurance and Claims.........................................S
2.21     Accounts Receivable..........................................S
2.22     Inventory....................................................S
2.24     Significant Customers and Suppliers..........................S
2.25     Permits......................................................S
2.26     Utilities....................................................S
2.27     Improper and Other Payments..................................S
8.3      Material Adverse Change......................................S
8.3(b)   Employees....................................................S

EXHIBIT                                                         RESPONSIBILITY
-------                                                         --------------

     I  TPS Subcontract................................................S
   1.2  Form of Assumption Agreement...................................P
1.3(a)  Form of Bill of Sale...........................................P
1.3(b)  Form of Assignment of Lease....................................P
1.3(c)  Form of Intellectual Property Assignment Agreement.............P
   1.5  Form of Escrow Agreement.......................................P
   4.2  DIP Budget.....................................................P
   4.8  Form of Sale Motion............................................S
  4.17  Form of Memorandum of Lease....................................P
   5.3  Form of Trademark License Agreement............................P
   8.2  Form of Officer's Certificate - Sellers........................P
   8.3  Form of Officer's Certificate - No Material Adverse Change.....P
   8.6  Form of Secretary's Certificate - Sellers......................P
   8.7  Form of Employment Agreements..................................P
  8.11  Form of Facility Lease.........................................P
   9.2  Form of Officer's Certificate - Purchasers.....................P
   9.5  Form of Secretary's Certificate - Purchasers...................P

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of the ____ day of February, 2002, among EMCORE CORPORATION, a New Jersey corporation ("EMCORE"), TPS ACQUISTION CORPORATION, a Delaware corporation and wholly owned subsidiary of EMCORE ("ACQUISITION", and together with EMCORE shall be referred to collectively as, the "PURCHASERS"), TECSTAR, INC., a Delaware corporation (the "PARENT"), and TECSTAR POWER SYSTEMS, INC., a California corporation and wholly owned subsidiary of the Parent ("TPS", and together with the Parent shall be referred to collectively as, the "SELLERS"). Terms used herein and not otherwise defined shall have the meanings set forth in Section 13.3 hereof.

                                    RECITALS

         A. The boards of directors of the Purchasers have determined that it is in the best interests of the Purchasers that Acquisition (i) acquire certain of the assets used in or constituting a part of, the business known as the Applied Solar Division (the "BUSINESS") of the Sellers, including, among other things, the Sellers' right, title and interest in the solar cell testing and characterization, cover glass interconnect and solar cell assembly, and solar panel production operations and assets used in the Business together with the goodwill of the Business and (ii) assume only those liabilities of the Business as specifically identified herein.

         B. In connection with the acquisition of the Acquired Assets, the Purchasers have determined to lease certain facilities at which the Sellers operate the Business.

         C. Contemporaneously with the execution of this Agreement, the Sellers intend to file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the District of Delaware (the "CHAPTER 11 CASE").

         D. The parties hereto have agreed that the Sellers will sell and the Purchasers will acquire the Acquired Assets free and clear of all Liens, Claims, Orders, Indebtedness other than the Assumed Liabilities under Section 363(f) of the Bankruptcy Code.

         E. In furtherance of the foregoing, the boards of directors of the Purchasers have approved this Agreement and the transactions contemplated herby.

         F. The boards of directors of the Sellers have determined that it is in the best interests of the Sellers and their respective shareholders, that the Sellers sell certain of the assets used by or in connection with the Business and the goodwill of the Business and to lease certain real property at which the Business is operated, and in furtherance thereof, and have approved this Agreement and the transactions contemplated hereby.

         G. As an inducement to the Purchasers to enter into this Agreement, the Boards of Directors of each of the Sellers are delivering concurrently with the execution hereof, certified copies of board resolutions authorizing this Agreement and the transactions contemplated hereby attached hereto as SCHEDULE 2.2.

         H. As an inducement to the Purchasers to enter into this Agreement, the Sellers will use their best efforts to cause certain employees of the Sellers to enter into Employment Agreements containing certain confidentiality and noncompetition provisions substantially in the form attached hereto as EXHIBIT
8.7 (the "EMPLOYMENT AGREEMENTS"), each of which shall become effective on the Closing Date.

         I. As an inducement to the Purchasers to enter this Agreement, concurrently with the execution hereof, TPS shall enter into that certain Firm Fixed Priced Subcontract pursuant to which TPS will provide CICing and paneling services to EMCORE, a copy of which is attached hereto as EXHIBIT I.

         J. As further inducement to the Purchasers and the Sellers to enter into this Agreement, the Bank Group and Westar have, contemporaneously with the execution hereof, shall enter into the Forbearance Agreements.

         K. The Purchasers and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the Sellers, and the Purchasers hereby agree as follows:

                                   ARTICLE I

                               PURCHASE OF ASSETS

         1.1 PURCHASE AND SALE OF ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement, the Sellers agree to sell, assign, convey and transfer to Acquisition, and Acquisition agrees to purchase from the Sellers, at the Closing the Acquired Assets free and clear of any Liens, Claims, Orders and Indebtedness (other than the Assumed Liabilities, all as contemplated by Section 363 of the Bankruptcy Code), except for the assets specifically set forth on
SCHEDULE 1.1(A) hereto (collectively, the "EXCLUDED ASSETS"). The Acquired Assets shall include those assets set forth on SCHEDULE 1.1(B) hereto, among others.

         1.2 ASSUMED LIABILITIES. At the Closing, Acquisition shall assume and agree to pay, satisfy, perform and discharge as the same shall become due only those specific liabilities in the amounts set forth on SCHEDULE 1.2 hereto and those post-Closing liabilities relating to the Assigned Contracts (collectively, the "ASSUMED LIABILITIES"), all as contemplated by Section 363(f) of the Bankruptcy Code pursuant to an Assignment and Assumption Agreement substantially in the form of EXHIBIT 1.2 hereto. The Purchasers will use commercially reasonable efforts to assume the customer Contracts of the Business as modified at the discretion of the Purchasers or enter into new Contracts with such customers. Each of the Contracts assumed hereunder (the "ASSIGNED CONTRACTS") is independently assumed subject to the representations, warranties, covenants and conditions made herein as to that Contract. Except as expressly set forth in this Section 1.2 and SCHEDULE 1.2 hereto, the Purchasers shall not assume or otherwise be responsible at any time for any liability, obligation, Indebtedness, Contract or commitment of the Sellers, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including, but not limited to, (i) any liabilities, obligations, debts or commitments of the Sellers (a) incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby, (b) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the Business, prior to or on the Closing Date, (c) relating to or arising under any Employee Benefit Plan, (d) relating to any employees or former employees of the Sellers or any of their Subsidiaries who are not employed by the Purchasers on or after the Closing or otherwise relating to salaries, wages, bonuses, severance or retention pay or benefits accruing, or relating to employment or termination from employment, on or prior to the Closing, (e) relating to or arising under any Environmental Law on or prior to the Closing Date, or (ii) Taxes related to the Business or the Acquired Assets for all Tax periods (or portions thereof) ending on or prior to the Closing Date (including any and all Taxes arising out of the transactions contemplated hereby) (collectively, the "EXCLUDED LIABILITIES"). The Sellers agree to retain each of the Excluded Liabilities as the same shall become due. Acquisition's assumption of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against Acquisition as compared to the rights and remedies which such parties would have had against the Sellers had this Agreement not been consummated.

         1.3 METHOD OF CONVEYANCE. The sale, transfer, conveyance and assignment by the Sellers of the Acquired Assets to Acquisition in accordance with Section
1.1 hereof shall be effected on the Closing Date by the execution and delivery by the Sellers to Acquisition of instruments of transfer including: (a) the bill of sale in substantially the form of EXHIBIT 1.3(A) attached hereto (the "BILL OF SALE"), (b) an assignment of the leases used in the Business in substantially the form of EXHIBIT 1.3(B) attached hereto (the "ASSIGNMENT OF LEASE"), (c) transfer documents for the certificates of title for all of the vehicles used in the Business and owned by the Sellers, and (d) assignments of patents and trademarks for the Intellectual Property to be assigned to Acquisition in substantially the form of EXHIBIT 1.3(C) attached hereto (the "ASSIGNMENT OF INTELLECTUAL PROPERTY"). At the Closing, (a) all of the Acquired Assets shall, pursuant to Bankruptcy Court order be transferred by the Sellers to Acquisition free and clear of any and all Liens, Claims, Orders and Indebtedness (other than the Assumed Liabilities), together with any and all consents of third parties required to transfer such assets to Acquisition and (b) the Sellers shall enter into the Facility Lease.

         1.4 PURCHASE PRICE. In consideration for the conveyance of the Acquired Assets and in reliance on the representations and warranties, covenants and agreements of the Sellers and contained herein and the documents contemplated hereby, on the Closing Date the Purchasers shall (a) assume the Assumed Liabilities and (b) pay to the Sellers $21.0 million in cash (the "PURCHASE PRICE"), MINUS (A) the Escrow Funds and (B) all expenses identified in the DIP Budget as reductions in the Purchase Price, to the extent actually funded by the proceeds of the DIP Financing (such net amount being referred to as the "CLOSING CASH"). The Purchase Price shall be allocated in accordance with Section 1.7 hereof.

         1.5 ESCROW AGREEMENT. At the Closing, the Purchasers shall wire transfer $2.0 million (the "ESCROW FUNDS") to the Escrow Agent for deposit as set forth in the Escrow Agreement to be governed by the terms of the Escrow Agreement in substantially the form of EXHIBIT 1.5 hereto (the "ESCROW AGREEMENT"). The Escrow Funds shall be available to compensate the Purchasers, their respective officers, directors, employees, agents and Affiliates for any and all losses (whether or not involving a third-party Claim), as set forth in Article XII. As provided by the Escrow Agreement, the lien of the Bank Group is subordinated to the Purchasers' interest in the Escrow Funds.

         1.6 DELIVERY OF CLOSING CASH. On the Closing Date, in accordance with the Sale Order and subject to Bankruptcy Court approval, which approval will be sought by the Sellers, the Purchasers shall pay the Closing Cash directly to the Agent Bank for the Bank Group or such Agent Bank's designee.

         1.7 ALLOCATION OF PURCHASE PRICE. The Sellers and the Purchasers agree to allocate the aggregate Purchase Price to be paid for the Acquired Assets in accordance with Section 1060 of the Code. The Sellers and the Purchasers agree that the Purchasers shall prepare and provide to the Sellers a draft allocation of the Purchase Price among the Acquired Assets within ninety (90) days after the Closing Date. The Sellers shall notify the Purchasers within thirty (30) days of receipt of such draft allocation of any objection the Sellers may have thereto. The Sellers and the Purchasers agree to resolve any disagreement with respect to such allocation in good faith. In addition, the Sellers and the Purchasers hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this
Section 1.7 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither the Sellers nor the Purchasers shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 1.7 except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers jointly and severally represent and warrant to the Purchasers as of the date hereof and as of the Closing Date:

         2.1 CORPORATE ORGANIZATION, ETC. Except as set forth in SCHEDULE 2.1(A) hereto, each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its respective business as it is now being conducted and to own, operate and lease its respective properties and assets. Except as set forth in SCHEDULE 2.1(A) hereto, each of the Sellers is duly qualified or licensed to do business and is in corporate good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect on such Seller. Such jurisdictions are set forth in
SCHEDULE 2.1(A) hereto. True, complete and correct copies of each of the Sellers' charter and bylaws as presently in effect are set forth in SCHEDULE 2.1(B) hereto.

         2.2 AUTHORIZATION, ETC. Each of the Sellers has full power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party, including the Facility Lease and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Boards of Directors and stockholders of each of the Sellers and no other corporate proceedings on the part of the Sellers are necessary to authorize this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby, and certified copies of such board resolutions are attached hereto as SCHEDULE 2.2. This Agreement and all other agreements contemplated hereby to be entered into by the Sellers each constitutes a legal, valid and binding obligation of the Sellers enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         2.3 NO VIOLATION. Except as set forth in SCHEDULE 2.3 hereto, the execution, delivery and performance by the Sellers of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers, do not and will not upon the consummation of the transactions contemplated hereby (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien, Claim or Order upon the Acquired Assets or Assumed Liabilities pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the charter or bylaws of any of the Sellers or any applicable Regulation, Order or material Contract to which any of the Sellers, the Acquired Assets, the Assumed Liabilities or the Business is subject. The Sellers have each complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

         2.4 FINANCIAL STATEMENTS.

                  (a) Attached as SCHEDULE 2.4(A) hereto is an unaudited fiscal year-end balance sheet of TPS as of December 31, 2001 and statements of income and cash flow of TPS for the fiscal year then ended. Except as set forth in
SCHEDULE 2.4(A) hereto, such balance sheet and the notes thereto fairly present the financial position of the Business at the respective dates thereof in accordance with GAAP, and such statements of income and cash flow and the notes thereto fairly present the results of operations for the periods referred to therein in accordance with GAAP, subject to such deviations from GAAP as indicated therein. All of the foregoing financial statements were prepared from the books and records of the Sellers. The percentage of completion "units of delivery" method of accounting for revenue, income or cost recognition purposes is used in the Business. Except as set forth in SCHEDULE 2.4(A) hereto, the Business has not in the past five (5) fiscal years, incurred any reorganization, restructuring or similar costs or changed the book value of any assets, liabilities or goodwill. All properties used in the Business operations during the period covered by the foregoing financial statements are reflected in such financial statements in accordance with and to the extent required by GAAP. The foregoing balance sheets and statements of income, stockholders' equity and cash flow and the notes thereto are herein collectively referred to as the "FINANCIAL STATEMENTS" and December 31, 2001 is herein referred to as the "FINANCIAL STATEMENT DATE."

                  (b) Except as set forth in SCHEDULE 2.4(B) hereto, the Business, the Acquired Assets and the Assumed Liabilities do not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to the Sellers, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than: (i) liabilities set forth in the December 31, 2001 balance sheet of the Business, or (ii) liabilities and obligations that have arisen after December 31, 2001 in the ordinary course of business (none of which is a liability resulting from breach of a Contract, Regulation, Order or warranty, tort, infringement or Claim) and which do not, in the aggregate, exceed $50,000.

                  (c) There is no Person that has Guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of the Business or for the benefit of the Business for the periods covered by the Financial Statements other than as set forth in the Financial Statements. The management of the Business has disclosed to the Purchasers' accountants all facts and circumstances known to them that are material and bear upon the accuracy of the Financial Statements. The Business' accounting systems and controls are sufficient to detect fraud and inaccuracies in the financial reporting processes and reports.

         2.5 EMPLOYEES. SCHEDULE 2.5 hereto sets forth a complete and accurate list of all officers and key employees (meaning those earning more than $75,000 annually) of the Business. Except as set forth on SCHEDULE 2.5 hereto, the Business has been conducted in material compliance with all Regulations and Orders affecting employment and employment practices applicable to the Business, including terms and conditions of employment and the payment of wages and hours. The Business has no collective bargaining agreements and, since January 1, 1997, there have been no strikes, work stoppages nor any demands for collective bargaining by any union, labor organization or other Person. There is no dispute or controversy with any union or other organization of the Business' employees and no arbitration proceedings are pending or, to the best knowledge of the Seller, threatened involving a dispute or controversy with respect to employees affecting the Business. Except as set forth on SCHEDULE 2.5 hereto, at the Closing the Business will not have any liability or obligation to any of its current or former employees, officers or directors working in or for the benefit of the Business (including unaccrued year end bonuses) other than for the payment of salaries to be paid in the ordinary course of business. Except as set forth on SCHEDULE 2.5, upon the consummation of the transactions contemplated hereby and pursuant to the agreements referred to herein, there will be no "change in control," bonus or other obligations to any employees, consultants or other Persons performing services for the Business.

         2.6 ABSENCE OF CERTAIN CHANGES. Since the Financial Statement Date, the Business has not experienced any (a) Material Adverse Change in the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects except as set forth on SCHEDULE 8.3; (b) damage, destruction or loss, whether covered by insurance or not, having a cost of $100,000 or more; (c) increase in the compensation payable to or to become payable to any officers or employees working in the Business or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Sellers except as set forth on SCHEDULE 2.6; (d) entry into any material Contract not in the ordinary course of business, including without limitation, any capital expenditure (except for the capital expenditures set forth in SCHEDULE

2.18); (e) change in accounting methods or principles or any write-down, write up or revaluation of any of the Acquired Assets or Assumed Liabilities except depreciation accounted for in the ordinary course of business and write-downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business and in accordance with GAAP; (f) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Business' tangible assets, except in the ordinary course of business consistent with past practice, or canceled any debts or Claims; (g) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Seller Intellectual Property or other intangible assets, disclosure of any confidential information to any Person (other than the Purchasers) or abandoned or permitted to lapse any of the Seller Intellectual Property except as set forth in SCHEDULE
2.6 hereto; or (h) agreement, whether orally or in writing, to do any of the foregoing.

         2.7 CONTRACTS.

                  (a) Except as set forth in SCHEDULE 2.7(A) hereto, neither Seller is a party to any written or oral: (i) pension, profit sharing, Option, employee stock purchase, stock appreciation right, phantom stock option or other plan providing for deferred or other compensation to employees of the Business or any other employee benefit plan (other than as set forth in SCHEDULE 2.13 hereto), or any Contract with any labor union or labor group; (ii) Contract relating to the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Assets; (iii) Guarantee that will be an Assumed Liability; (iv) Contract pursuant to which the Purchasers will become the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Business; (v) open warranty Contract with respect to its services rendered or its products sold or leased related to the Business; (vi) Contract or non-competition provision in any Contract prohibiting such Seller from freely engaging in any aspect of the Business or competing anywhere in the world; (vii) open material Contract for the purchase, acquisition or supply of inventory and other property and assets related to the Business, whether for resale or otherwise in excess of $25,000; (viii) Contracts related to the Business with independent agents, brokers, dealers or distributors which provide for annual payments in excess of $25,000; (ix) employment, consulting, sales, commissions, advertising or marketing Contracts related to the Business; (x) Contracts related to the Business providing for "take or pay" or similar unconditional purchase or payment obligations; (xi) Contracts related to the Business with Affiliates of either of the Sellers; (xii) Contract that requires the consent of any Person, or contains any provision that would result in a modification of any rights or obligation of any Person thereunder or which would provide any Person any remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (xiii) nondisclosure or confidentiality Contracts related to the Business which are currently in effect; (xiv) power of attorney or other similar Contract related to the Business or grant of agency; or (xv) Contract related to the Business which is material to its operations and business prospects or involves a consideration in excess of $50,000 annually, excluding any purchase orders in the ordinary course of business, to the extent not disclosed in (i) through (xiv) above.

                  (b) Except as set forth on SCHEDULE 2.7(B) hereto, each of the Sellers has performed all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any Claim of default or breach under any customer Contract related to the purchase of solar cell products to which the Sellers are subject (including without limitation all performance bonds, warranty obligations or otherwise); except as set forth on SCHEDULE 2.7(B) hereto, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any customer Contract related to the Business to which the Sellers are subject (including without limitation all performance bonds, warranty obligations or otherwise); except as set forth on SCHEDULE 2.7(B) hereto, the Sellers do not have any present expectation or intention of not fully performing all such obligations; and, except as set forth on SCHEDULE 2.7(B) hereto, the Sellers do not have any knowledge of any breach or anticipated breach by the other Persons to any such customer Contract.

                  (c) The Sellers have delivered to the Purchasers true and complete copies of all the Contracts and documents listed in the schedules to this Agreement.

         2.8 GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE 2.8 hereto:

                  (a) The Business is not subject to any Regulation or Contract that would result in the termination of any Government Contract or that would impose any limitation on the Business' ability to perform a Government Contract or to continue the Business as presently conducted.

                  (b) No payment has been made by the Business or by any Person authorized to act on its behalf, to any Person in connection with any Government Contract related to the Business, in violation of applicable United States or foreign procurement Regulations, including without limitation any criminal or civil Regulations relating to bribes or gratuities, or in violation of the Foreign Corrupt Practices Act.

                  (c) With respect to each Government Contract related to the
Business: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective date, and the Business has been operating in material compliance with all such representations and certifications; (ii) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Seller, either orally or in writing, that the Business has been operated to breach or violate any Regulation, or any certificate, representation, clause, provision or requirement pertaining to such Government Contract; and (iii) no termination for convenience or termination for default has occurred within the last five (5) years and no cure notice or show cause notice is currently in effect pertaining to such Government Contract.

                  (d) (i) Neither the Sellers nor any of their respective directors, officers, employees or stockholders is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract related to the Business; and (ii) during the last five (5) years, none of the Sellers has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government related to the same.

                  (e) There exist (i) no outstanding Claims against the Sellers, either by the United States government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract related to the Business; and (ii) no disputes between the Sellers, and the United States government under the Contract Disputes Act or any other federal Regulation or between the Sellers and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract related to the Business.

                  (f) Neither the Sellers, nor any of their respective directors, officers, employees or stockholders is (or during the last five (5) years has been) suspended or debarred from doing business with the United States government or other Authority or is (or during such period was) the subject to a finding of nonresponsibility or ineligibility for United States government contracting.

                  (g) SCHEDULE 2.8 hereto sets forth all facility and personnel security clearances held by the Sellers relating to the Business and all personnel security clearances held by any officer, director, employee, consultant or agent thereof relating to the Business. Such security clearances, if transferred to the Purchaser, are sufficient to allow the Purchasers to conduct the Business as conducted by the Sellers as of the date of this agreement. The Sellers have no knowledge of any proposed or threatened termination of any security clearances.

         2.9 TITLE AND RELATED MATTERS.

                  (a) Except as set forth in SCHEDULE 2.9(A) hereto, each of the Sellers has good, valid and marketable title to all personal, tangible and intangible, property and other assets used in the Business or otherwise reflected in the Financial Statements or acquired after the Financial Statement Date to the extent constituting Acquired Assets, free and clear of all Liens, Claims and Orders, except Permitted Liens. All of the Acquired Assets that are tangible property are in good condition and repair, ordinary wear and tear excepted and are free from defects and damages. At the Closing, the Sellers shall convey to Acquisition, pursuant to Bankruptcy Court order acceptable to the Purchasers, good and marketable title to the Acquired Assets, free and clear of all Liens and Claims, which Acquired Assets constitute all of the tangible and intangible assets (other than Contracts not being assumed by the Purchasers) used in connection with the Business. All properties used in the Business as of the Financial Statement Date are reflected in the Financial Statements in accordance with and to the extent required by GAAP, except as to those assets that are leased. SCHEDULE 2.9(B) hereto sets forth a complete and accurate summary of all leased assets related to the Business that have annual rental payments in excess of $50,000 (the "MATERIAL LEASES").

                  (b) All of the Material Leases are in full force and effect, and valid and enforceable in accordance with their respective terms. Except defaults that would result from the Chapter 11 Case, there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default by any of the Sellers or any other Person under any such Material Lease. All rent and other amounts due and payable with respect to the leases related to the Business have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the leases that are due and payable on or prior to the Closing Date will have been paid prior to the Closing Date except as set forth in SCHEDULE 2.9(B) hereto.

                  (c) None of the Acquired Assets is or will be on the Closing Date subject to any (i) Contracts of sale or lease, except Contracts for the sale of inventory in the ordinary and regular course of business or (ii) Liens.

                  (d) Except as set forth in SCHEDULE 2.9(D) hereto, the buildings, structures and improvements included within the real property (collectively, the "IMPROVEMENTS") comply with all applicable Regulations, including building and zoning ordinances, and no alteration, repair, improvement or other work that could give rise to a Lien has been performed in respect to such Improvements within the last 120 days. Except as set forth in SCHEDULE 2.9(D) hereto, the Improvements and the mechanical systems situated therein, including without limitation the heating, electrical, air conditioning and plumbing systems, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used, and the roof of each Improvement is in satisfactory condition and is not in need of current repair or replacement. The real property and its continued use, occupancy and operation as currently used, occupied and operated in connection with the Business does not constitute a nonconforming use under any Regulation or Order affecting the real property (other than possible set-back violations, none of which will have a Material Adverse Effect on such real property or its continued use, occupancy and operation as currently used, occupied and operated), and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair and/or rebuild such Improvements in the event of casualty, is not dependent on any special Permit, exception, approval or variance. There is no pending, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the real property used in connection with the Business which would have a Material Adverse Effect. There are no encroachments upon any of the real property used in connection with the Business, and no portion of any Improvement, encroaches upon any property not included within the real property used in connection with the Business or upon the area of any easement affecting such real property. Each Improvement has direct access, adequate for the operation of the Business in the ordinary course, to a public street adjoining the real property used in connection with the Business on which such Improvement is situated, and no existing way of access to any Improvement crosses or encroaches upon any property or property interest not used in connection with the Business.

                  (e) There has not been since the Financial Statement Date, any sale, lease, or any other disposition or distribution of any of the Acquired Assets, except for sales of inventory in the ordinary course of business, now or hereafter owned by the Sellers, except as otherwise consented to by the Purchaser.

         2.10 LITIGATION. SCHEDULE 2.10 hereto sets forth a complete and accurate list of all Claims and Orders involving the Business for which final and non-appealable resolutions of such matters have not been reached and/or which matters have not been fully and completely satisfied. Except as set forth in SCHEDULE 2.10 hereto, to the knowledge of the Sellers, there is no Claim or Order threatened against the Business nor is there any reasonable basis therefor. Except as set forth on SCHEDULE 2.10 hereto, the Sellers are fully insured with respect to each of the matters set forth on SCHEDULE 2.10 and none of the Sellers has received any opinion or a memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or obligations which could have an adverse effect in excess of $25,000.

         2.11 TAX MATTERS.

                  (a) TAX RETURNS. Except as set forth on SCHEDULE 2.11(A), the Sellers have timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax returns) for Taxes ("TAX RETURNS") that are required to be filed by, or with respect to the Business or the Acquired Assets, on or prior to the Closing Date. Except as set forth on SCHEDULE 2.11 hereto, the Tax Returns have accurately reflected all liability for Taxes of the Business and the Acquired Assets for the periods covered thereby. Except as set forth on SCHEDULE 2.11 hereto, all Taxes and Tax liabilities due by or with respect to the Business and the Acquired Assets for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("PRE-CLOSING PERIOD") have been timely paid or will be timely paid in full on or prior to the Closing Date, accrued and adequately disclosed and fully provided for on the Financial Statements, or with respect to taxable years or periods (or portions thereof) beginning on or after January 1, 2001, accrued on the books and records of the Sellers, in accordance with GAAP.

                  (b) OTHER TAX MATTERS

                           (i) Except as set forth on SCHEDULE 2.11 hereto, none
                  of the Sellers (with respect to the operation of the Business or the Acquired Assets): (i) has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality; (ii) has received any notices of such an audit or examination of Taxes; or (iii) has received any notices from any taxing authority relating to any issue which could affect the Tax liability of the Sellers, with respect to the operation of the Business or the Acquired Assets.

                           (ii) None of the Sellers, (with respect to the
                  operation of the Business or the Acquired Assets), as of the Closing Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes, or (B) is presently contesting the Tax liability of any of the Sellers, before any court, tribunal or agency.

                           (iii) Except as set forth on SCHEDULE 2.11 hereto,
                  all Taxes which the Sellers (with respect to the operation of the Business or the Acquired Assets) are (or were) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                           (iv) No claim has ever been made by any taxing
                  authority in a jurisdiction where any of the Sellers do not file Tax Returns that the Sellers (with respect to the operation of the Business or the Acquired Assets) is or may be subject to taxation by that jurisdiction.

         2.12 COMPLIANCE WITH LAW AND CERTIFICATIONS.

                  (a) Except as set forth on SCHEDULE 2.12 hereto, the Business has been operated in material compliance with all applicable Regulations and Orders, including, without limitation, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. Except as set forth on SCHEDULE
2.12 hereto, there are no Claims pending, or threatened, nor have any of the Sellers received any written notice, regarding any violations of any Regulations or Orders enforced by any Authority.

                  (b) Except as set forth on SCHEDULE 2.12 hereto, the Sellers hold all material registrations, accreditations and other certifications required for the conduct of the Business by any Authority or trade group and the Business has been operated in material compliance with the terms and conditions of all such registrations, accreditations and certifications. Except as set forth on SCHEDULE 2.12 hereto, none of the Sellers has received any notice alleging that it has failed to hold any such registration, accreditation or other certification.

         2.13 EMPLOYEE BENEFIT PLANS. SCHEDULE 2.13 hereto sets forth a complete and accurate list of each domestic and foreign employee benefit plan (as defined in Section 3(3) of ERISA) or material fringe benefit plan maintained or contributed to or required to be contributed to by the Sellers with respect to any present or former employee of the Sellers ("EMPLOYEE BENEFIT PLANS"). Except as set forth on SCHEDULE 2.13 hereto, each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Regulations including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code. Except as set forth on SCHEDULE 2.13 hereto, none of the Sellers or any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, that is a "multiemployer plan," within the meaning of Section 3(37) of ERISA, or subject to Section 412 of the Code, or Section 302 or Title IV of ERISA. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, has, as currently in effect, been determined to be so qualified by the Internal Revenue Service (or, if such determination has not been made, has been submitted, or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service and is awaiting receipt of a response), and since the date of each such determination (if applicable), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination (or the refusal of the Internal Revenue Service to issue a favorable determination). No termination of any employee pension benefit plan subject to Title IV of ERISA maintained or contributed to or required to be contributed to by any Seller or any subsidiary thereof, or any employer (whether or not incorporated) that would be treated together with any Seller or any such subsidiary as a single employer within the meaning of Section 414 of the Code, has occurred or is expected to occur.

Except as set forth on SCHEDULE 2.13 hereto, none of the Sellers has incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) of the Sellers under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee pension benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA. Except as set forth on SCHEDULE 2.13 hereto, no asset or property of the Sellers is or may be subject to any lien arising under Section 412(n) of the Code or
Section 302(f) or Section 4068 of ERISA. None of the Sellers has been, and does not expect to be, required to provide any security under Section 307 of ERISA or
Section 401(a)(29) or 412(f) of the Code. The Sellers have complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"). Except as set forth on
SCHEDULE 2.13 hereto, full payment has been made of all amounts which the Sellers are required under applicable Regulations or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Except as set forth in Schedule 2.13 hereto, no Claims or disputes are pending or asserted, or, to the best knowledge of the Sellers, threatened, anticipated or expected to be asserted with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course). Except as set forth on SCHEDULE 2.13 hereto, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any present or former employee or director of the Sellers. Except as set forth on SCHEDULE 2.13 hereto, none of the Sellers has any obligation under any Employee Benefit Plan or otherwise to provide post-employment or retiree welfare benefits to any former employee or any other person, except as specifically required by COBRA.

         2.14 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 2.14(A) hereto sets forth a complete and accurate list of all Seller Registered Intellectual Property (including all unregistered trademarks, service marks and trade names that the Sellers have used within the five (5) year period prior to the date hereof with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the world) or threatened, related to any of the Seller Intellectual Property.

                  (b) Except as set forth on SCHEDULE 2.14(B) hereto, the Sellers have all requisite right, title and interest in or valid and enforceable rights under the Seller Intellectual Property and/or Contracts or Licenses to use all Intellectual Property used or proposed to be used in connection with the Business. Except as set forth in SCHEDULE 2.14(B) hereto, each item of Seller Intellectual Property of the Sellers, including all Seller Registered Intellectual Property listed in SCHEDULE 2.14(A) hereto, is owned exclusively by the Sellers (excluding Intellectual Property licensed to the Sellers under any License) and is free and clear of any Liens, Claims and

Orders. Except as set forth on SCHEDULE 2.14(B) hereto, the Sellers (i) own exclusively all trademarks, service marks and trade names listed on SCHEDULE 2.14(A); PROVIDED, HOWEVER, that the Sellers may use trademarks, service marks and trade names of third parties which are licensed to the Sellers and (ii) own exclusively, and have good title to, each copyrighted work that is or comprises part of a Seller product and each other work of authorship that the Sellers otherwise purport to own.

                  (c) To the extent that any Seller Intellectual Property has been developed or created by any Person other than the Sellers, the Sellers have a written Contract with such Person with respect thereto (i) under which it obtained exclusive ownership of such Intellectual Property by valid assignment, to the extent such Intellectual Property is not exclusively owned by the Sellers by operation of law or (ii) under which the Sellers have obtained a License under or to such Intellectual Property.

                  (d) The Sellers have taken all necessary and appropriate steps to protect and preserve ownership of the Seller Intellectual Property (excluding Intellectual Property licensed to the Sellers under any License). The Sellers have secured valid non-disclosure agreements and written assignments (to the extent not owned exclusively by the Sellers by operation of law) from all consultants and employees who contributed to the creation or development of the Seller Intellectual Property (excluding Intellectual Property licensed to the Sellers under any License). In the event that the consultant is concurrently employed by the Sellers and a third party, the Sellers have taken appropriate steps to ensure that any Seller Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party's employment agreement (such steps include ensuring that all research and development work performed by such a consultant are performed only on the facilities of the Sellers and only using the resources of the Sellers). The Sellers have taken all commercially reasonable steps to protect the confidential information and trade secrets used in the Business or provided by any other Person to the Sellers subject to a duty of confidentiality. Without limiting the generality of the foregoing, there is an enforced policy requiring each employee, consultant and independent contractor providing services to the Business to execute proprietary information, confidentiality and invention and copyright assignment Contracts substantially in the form set forth in SCHEDULE 2.14(d), all current employees and current and former consultants and independent contractors working for the benefit of the Business have executed such a Contract, all former employees have signed such a Contract, a similar Contract or are otherwise similarly bound, and copies of all such Contracts have been provided to the Purchasers or made available to the Purchasers for review.

                  (e) Except pursuant to Contracts described on SCHEDULE 2.14(E) hereto, the Sellers have not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Seller Intellectual Property to any other Person.

                  (f) The Seller Intellectual Property constitutes all the Intellectual Property used in and/or to be used in the conduct of the Business as currently conducted by the Sellers or as reasonably contemplated to be conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Business (including products, technology or services currently under development).

                  (g) SCHEDULE 2.14(G) hereto sets forth a complete and accurate list of all Contracts and Licenses (including all inbound Licenses) to which the Sellers are a party with respect to any Seller Intellectual Property. Except as set forth on SCHEDULE 2.14(G), all such license fees, royalties and/or recurring payments that are due and payable have been paid through the date hereof. Except as set forth on SCHEDULE 2.14(G), no Person other than the Sellers have ownership rights to improvements made by the Sellers in Seller Intellectual Property which has been licensed to the Sellers.

                  (h) SCHEDULE 2.14(H) hereto sets forth a complete and accurate list of all Contracts and Licenses between any of the Sellers and any other Person, which are part of the Acquired Assets or the Assumed Liabilities, and wherein or whereby the Sellers have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Sellers or such other Person of the Intellectual Property of any Person other than the Sellers.

                  (i) The Business as currently conducted or as presently proposed by the Sellers to be conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) does not (i) infringe or misappropriate the Intellectual Property of any Person, except as set forth in Schedule 2.14(i), (ii) violate any term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. ss.ss.200-212 in any License or Contract to which any of the Sellers is a party requiring that products be manufactured substantially in the United States), (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any Regulation, and none of the Sellers has received (except as set forth on SCHEDULE 2.14(I) hereto) notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of any of the Sellers infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Regulation, including notice of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

                  (j) Each item of Seller Registered Intellectual Property which has been registered or issued is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with such Registered Intellectual Property have been duly paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. SCHEDULE 2.14(J) hereto sets forth a complete and accurate list of all actions that must be taken by any of the Sellers within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates (including, without limitation, declarations, oaths and assignments of inventorship) for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property. In each case in which any of the Sellers has acquired ownership of any Intellectual Property rights relating to the Business from any Person, the Sellers have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Sellers and, to the maximum extent provided for by and required to protect a Seller's ownership rights in and to such Intellectual Property in accordance with applicable Regulations, the Sellers have recorded each such assignment of Registered Intellectual Property with the relevant governmental or regulatory Authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

                  (k) Except as set forth on SCHEDULE 2.14(K) hereto, there are no Contracts or Licenses between any of the Sellers on the one hand, and any other Person with respect to Seller Intellectual Property under which there is any dispute (or, to the Sellers' knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by any of the Sellers.

                  (l) Except as set forth on SCHEDULE 2.14(L) hereto, to the knowledge of the Seller, no Person is infringing or misappropriating any Seller Intellectual Property.

                  (m) Except as set forth on SCHEDULE 2.14(M) hereto, no Seller Intellectual Property or product, technology or service of the Sellers is subject to any Order or Claim or march in rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Seller Intellectual Property by the Sellers or that may affect the validity, use or enforceability of such Seller Intellectual Property.

                  (n) Except as set forth on SCHEDULE 2.14(N) hereto, neither this Agreement nor any transactions to be accomplished pursuant to this Agreement (i) will result in either EMCORE's or Acquisition's granting any rights or Licenses with respect to the Intellectual Property of the Purchasers (including, without limitation, the Seller Intellectual Property purchased or licensed by Acquisition) to any Person pursuant to any Contract to which any of the Sellers are a party or by which any of their respective assets and properties are bound, or (ii) cause a default or breach by any of the Sellers of any Contract or License.

                  (o) SCHEDULE 2.14(O) sets forth a complete and accurate list of (i) all software which the Sellers have licensed from any third party which is used by the Sellers in the Business (other than standard off-the-shelf software) and (ii) a complete and accurate list of all "freeware" and "shareware" incorporated into any product related to the Business now or heretofore shipped under a Contract or License by the Sellers. The Sellers have all rights necessary to the use of such software, "freeware" and "shareware".

                  (p) The products related to the Business comply with all applicable standards and with the feature specifications and performance standards set forth in the applicable product data sheets and specifications made part of any Contract for the sale of products. There are no outstanding Claims (or facts that may reasonably lead to a Claim) for breach of warranties by any of the Sellers in connection with the foregoing. All product performance comparisons related to the Business heretofore furnished by the Sellers to customers or the Purchasers are accurate as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer's acquisition of a License on the product covered by the superseded comparison, the superseding comparison shall be accurate and the superseded comparison shall be disregarded).

                  (q) Except as set forth in SCHEDULE 2.14(Q) hereto, none of the Seller Registered Intellectual Property or Seller Intellectual Property intended to be Seller Registered Intellectual Property is subject to any statutory bar arising out of any acts or omissions of any of the Sellers or their respective employees, agents or representatives that would prevent the grant by the U.S. Patent and Trademark Office of the patent protection sought.

         2.15 CUSTOMER WARRANTIES. SCHEDULE 2.15 hereto sets forth a complete and accurate list of all existing, and to the best knowledge of the Sellers, potential, Claims under or pursuant to any warranty, whether expressed or implied, on products or services related to the Business sold prior to the Closing Date. Such schedule shall identify the nature of the warranty Claim, the status of the Claim and the approximate dollar value of the Claim. All of the services rendered by the Business (whether directly or indirectly through independent contractors) have been performed in conformity with all expressed warranties and with all applicable contractual commitments, and, except as set forth on SCHEDULE 2.15, none of the Sellers has nor shall have any material liability for replacement or repair or for other damages relating to or arising from any such services. There is no reason to expect an increase in warranty Claims in the future.

         2.16 PRODUCTS LIABILITY. Except as set forth in SCHEDULE 2.16 hereto,
(a) there has been no Claim by or before any Authority against or involving any of the Sellers or concerning any product manufactured, shipped, sold or delivered in connection with the Business relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered in connection with the Business or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the best knowledge of the Sellers, none has been threatened nor is there any valid basis for any such Claim; (b) to the best knowledge of the Sellers, there has not been any Occurrence; (c) there has not been any Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Business, or any investigation or consideration of or decision made by any Person or Authority concerning whether to undertake or not undertake, any Recall; and (d) to the best knowledge of the Sellers, there have been no material defects in design, manufacturing, materials or workmanship including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold or delivered by or on behalf of the Business. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers of the Business have complied with all requirements established by any applicable Regulation or Order of any Authority.

         2.17 ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in SCHEDULE 2.17(A) hereto, the Sellers are and have at all times been in full compliance with all Environmental Laws governing its current and former business(es), operations, properties, facilities and assets in the City of Industry, California, including, without limitation: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to obtaining and maintaining Environmental Permits for the ownership of its properties, facilities and assets, and the operation of the Business (or any part thereof), including payment of all fees, taxes, assessments or charges issued by any Government Entity as a condition or requirement of the Environmental Permits; (iii) all requirements relating to notice, record keeping and reporting, which includes generating, maintaining, and timely filing all required data, documentation, records, and reports under any Environmental Law or Environmental Permit with respect to all owned or leased real properties and facilities of the Sellers; and (iv) all applicable Regulations, Orders, writs, judgments, settlement agreements, injunctions, governmental communications, decrees, informational requests, or demands issued (written or oral) pursuant to, or arising under, Environmental Laws.

                  (b) Except as set forth in SCHEDULE 2.17(B) hereto, there has not been and there is no basis for any, non-compliance orders, warning letters, notices of violation, Claims, suits, injunctions, actions, judgments, penalties, fines, Liens, citations, directives, summons, or administrative or judicial investigations of any nature or proceedings pending or threatened against or involving the Sellers, their business, operations, properties, facilities or assets in the City of Industry, California, issued (written or oral) by any Government Entity or third party with respect to any Environmental Laws or Environmental Permits issued to the Sellers in connection with, related to or arising out of the ownership by the Sellers of their properties, facilities, or assets or the operation of its business(es) in the City of Industry, California, which have not been resolved to the satisfaction of the issuing Government Entity or third party in a manner that: (i) would not impose any obligation, burden or continuing liability on the Purchaser in the event that the transactions contemplated by this Agreement are consummated; and (ii) would not cause any properties, facilities or assets of the Sellers in the City of Industry, California to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law in the event that the transactions contemplated by this Agreement are consummated.

                  (c) Except as set forth in SCHEDULE 2.17(C) hereto, the Sellers have not Handled or Discharged, nor have the Sellers allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon:
(i) any location other than a site lawfully permitted to receive such Hazardous Substances at the time of such arrangement for disposal or discharge; (ii) any parcel of real property now or previously owned or leased by the Sellers in the City of Industry, California, except in compliance with applicable Environmental Laws; or (iii) any site which, pursuant to CERCLA, RCRA or any similar state Regulation (x) has been placed on the National Priorities List, the CERCLIS, the RCRIS or any state list of sites of environmental concern; or (y) the Environmental Protection Agency or any relevant state agency has proposed or is proposing to place on the National Priorities List, the CERCLIS, the RCRIS or any state list of sites of environmental concern. Except as set forth on
SCHEDULE 2.17(C) hereto, there has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or from, any real property owned or leased by the Sellers in the City of Industry, California, or to the knowledge of the Sellers, on, into or beneath any real property adjacent thereto.

                  (d) Except as set forth in SCHEDULE 2.17(D) hereto, (i) the Sellers do not use, nor have the Sellers used, any Aboveground Storage Tanks or Underground Storage Tanks; (ii) there are not now nor have there ever been any Underground Storage Tanks on any real property owned or leased by the Sellers in the City of Industry, California; (iii) there has been no Discharge from or rupture of any such Aboveground Storage Tanks or Underground Storage Tanks listed on SCHEDULE 2.17(D) hereto; (iv) there are no asbestos containing materials constructed, placed, deposited, stored, disposed of or located on any real property owned or leased by the Sellers in the City of Industry, California; (v) there are no polychlorinated biphenyls (PCBs) or transformers, capacitors, ballasts, or other equipment that contains dielectric fluid containing PCBs constructed, placed, deposited, stored, disposed of or located on any real property owned or leased by the Sellers in the City of Industry, California; (vi) there are no insulating materials which contain urea formaldehyde constructed, placed, deposited, stored, disposed of or located on any real property owned or leased by the Sellers in the City of Industry, California.

                  (e) SCHEDULE 2.17(E) hereto identifies (i) all environmental audits, assessments or occupational health studies in the possession or control of the Sellers, undertaken by the Sellers or any agents or representatives thereof or, undertaken by any Government Entity, or any third party, relating to or affecting the Sellers, its business, operations, assets, or any real property owned or leased by the Sellers in the City of Industry, California; (ii) the results of any ground water, surface water, soil, air (indoor or outdoor), or asbestos investigations or monitoring undertaken by the Sellers, or any agents or representatives thereof or undertaken by any Government Entity or any third party, relating to or affecting the Sellers, it business, operations, assets, or any real property owned or leased by the Sellers in the City of Industry, California; (iii) all formal and informal notices of violation or noncompliance issued (written or oral) to the Sellers by any Government Entity arising under or related to Environmental Laws; and (iv) all outstanding citations issued (written or oral) under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Sellers, its business, operations, assets, or any real property owned or leased by the Sellers in the City of Industry, California.

         2.18 CAPITAL EXPENDITURES AND INVESTMENTS. The Business has outstanding Contracts and a year 2002 budget for capital expenditures and Investments as set forth in SCHEDULE 2.18 hereto.

         2.19 DEALINGS WITH AFFILIATES. SCHEDULE 2.19 hereto sets forth a complete and accurate list and description of the economic terms, including the parties, of all Contracts related to the Business to which any of the Sellers is, will be or has been a party, at any time from December 31, 1996 to the Closing Date, and to which any one or more of (a) the Sellers, (b) the Sellers' Affiliates, or (c) any Person in which any Seller or its Affiliate has, directly or indirectly, made an Investment, is also a party. Except as set forth in
Schedule 2.19, since December 31, 1996, none of the Sellers has made any payments, loaned or borrowed any funds or property or made any credit arrangement or accommodation with any Affiliate or employee of any Seller in connection with the Business except for the payment of employee salaries and director compensation in the ordinary course of business.

         2.20 INSURANCE. SCHEDULE 2.20 hereto sets forth a complete and accurate summary of all Policies of the Sellers. Except as set forth on SCHEDULE 2.20, all Policies of the Seller are sufficient for compliance with all Regulations and all customer Contracts to which the Business is subject.

         2.21 ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 2.21 hereto, the accounts receivable of the Business reflected in the Financial Statements and such additional accounts receivable as are reflected on the books of the Business on the date hereof are current, good and to the knowledge of the Sellers, collectible except to the extent reserved against thereon (which reserves have been determined based upon actual prior experience and GAAP and are consistent with prior practices). All such accounts receivable, deferred billing that is not yet invoiced and estimated earnings on uncompleted projects (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, deductions, set-offs or counterclaims.

         2.22 INVENTORIES. The inventories reflected on the Financial Statements and held by the Business on the date hereof do not include any items which are not usable or saleable in the ordinary course of business or are obsolete, slow moving or discounted items. Such inventories have been reflected on such balance sheets at the lower of cost or market value (taking into account the usability or salability thereof) in accordance with GAAP. None of such inventories have been written up in value or repurchased by, or returned to, the Business at an increased value. All such inventories are owned free and clear and are not subject to any Lien, except for a lien in favor of the Bank Group and Westar which shall be released at the Closing. Except as set forth on SCHEDULE 2.22 hereto, since the Financial Statement Date, inventories of raw materials and supplies have been purchased by the Business in the ordinary course of business, consistent with anticipated requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. Except as set forth in
SCHEDULE 2.22 hereto, none of the Sellers is aware of any adverse conditions affecting the supply of materials available to the Business, and, to the best knowledge of the Sellers, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

         2.23 BROKERAGE. There are no Claims for brokerage commissions, investment banking or finders' fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon any of the Sellers, the Acquired Assets or the Business.

         2.24 CUSTOMERS AND SUPPLIERS. SCHEDULE 2.24 hereto sets forth a complete and accurate list of (a) each customer that accounted for more than five percent (5%) of the consolidated revenues and/or income of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole or primary supplier of any significant product or component related to the Business. No material customer of the Business has advised in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services from the Business. Except as set forth on SCHEDULE 2.23, no material supplier of the Business has advised the Sellers' or any of their respective Affiliates in writing, or to the Sellers' knowledge orally notified, within the past year that it will stop, or decrease the rate of, supplying materials, or change its price or terms of any products, or services to the Business. No purchase order or commitment of the Business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

         2.25 PERMITS. The Permits listed on SCHEDULE 2.25 hereto are the only Permits that have been required for the conduct of the Business in accordance with applicable Regulations and Orders of any Authority. Except as set forth on
SCHEDULE 2.25 hereto, the Business has duly and validly held all such Permits, and each such Permit has been in full force and effect and, to the best of the knowledge of the Sellers, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

         2.26 UTILITIES. The Business has sufficient power, fuel oil, natural gas and water supplies and adequate sewerage and waste disposal systems for the operation of the Business as presently conducted, and, to the best of the Sellers' knowledge, assuming the Purchasers provide $250,000 for the Sellers' payment of deposits due and owing in accordance with the DIP Financing, all such supplies and systems will be available after the Closing. Except as disclosed in
SCHEDULE 2.25 hereto, all such systems are in compliance with all Regulations.

         2.27 IMPROPER AND OTHER PAYMENTS. Except as set forth on SCHEDULE 2.27 hereto, (a) neither the Sellers nor any of their respective directors, officers, or key employees, or any agent or representative of the Business nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made, and (d) the internal accounting controls of the Sellers are adequate to detect any of the foregoing under current circumstances.

         2.28 COMPLIANCE WITH EXPORT CONTROL LAWS. The Business has at all times been operated in compliance with all Regulations relating to export control and trade embargoes. No product or service sold by or provided by the Business during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

         2.29 DISCLOSURE. Neither this Agreement nor any of the schedules, exhibits, certificates or other items prepared for or supplied to the Purchasers by or on behalf of the Sellers in connection with the Closing contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Sellers have not disclosed to the Purchasers herein and of which the Sellers, or any of their respective officers, directors or executive employees is aware which could reasonably be anticipated to have a Material Adverse Effect on the Business or the ability of the Purchasers to continue the Business in the same manner as the Sellers conducted the Business prior to the Closing Date. The Sellers have disclosed to the Purchasers all material information relating to the Business or the transactions contemplated by this Agreement.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         The Purchasers jointly and severally represent and warrant to the Sellers as follows as of the date hereof and as of the Closing Date:

         3.1 CORPORATE ORGANIZATION, ETC. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its respective business as it is now being conducted and to own, operate and lease its respective properties and assets. Each of the Purchasers is duly qualified or licensed to do business and is in corporate good standing in every jurisdiction in which the conduct of its business, or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified, licensed or in good standing could not reasonably be expected to have a Material Adverse Effect on the ability of the Purchasers to perform their obligations under this Agreement.

         3.2 AUTHORIZATION, ETC. Each of the Purchasers has full power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Boards of Directors of the Purchasers and no other corporate proceedings on its part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by the Purchasers each constitutes the legal, valid and binding obligation of the Purchasers enforceable against each of them in accordance with its terms.

         3.3 NO VIOLATION. The execution, delivery and performance by the Purchasers of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchasers, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both),
(c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by, or notice to, or filing with any third party or Authority pursuant to, the charters or bylaws of the Purchasers or any applicable Regulation, Order or Contract to which the Purchasers or its properties are subject. The Purchasers have each complied in all material respects with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement, the agreements contemplated hereby, and the transactions contemplated hereby and thereby.

         3.4 FINANCING. The Purchasers have and on the Closing Date will have the financial wherewithal to deliver the Purchase Price and to fund the DIP Financing to be provided by EMCORE or an Affiliate thereof.

                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

         Until the Closing Date, except as otherwise consented to or approved by the Purchasers in writing, the Sellers agree that each shall act, or refrain from acting where required hereinafter, to comply with the following:

         4.1 COMMENCEMENT OF CHAPTER 11 CASE. On or prior to February 7, 2002 (the "PETITION DATE"), the Sellers shall commence the Chapter 11 Case. On the Petition Date, the Sellers shall file a motion (the "SALE MOTION") pursuant to Sections 363 and 365 of the Bankruptcy Code (i) seeking entry of an order approving the No-Shop Provisions and Break-Up Fee as soon as possible but no later than February 11, 2002, (ii) scheduling a hearing to approve this Agreement and (iii) seeking entry of the Asset Sale Order as soon as possible but no later than March 5, 2002.

         4.2 OPERATION OF BUSINESS. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the operation and information reporting requirements of the Office of United States Trustee (the "UST"), and subject to any order or direction of the Bankruptcy Court, during the period from the date of this Agreement to the Closing, the Sellers shall operate the Acquired Assets and conduct the Business in the ordinary course of business consistent with prudent business practices and in compliance with applicable Regulations, and to the extent consistent therewith so as to preserve the current value and integrity of the Business and the Acquired Assets, pay all post-petition Taxes as they become due and payable, maintain inventory, supplies and spare parts at customary operation levels consistent with past operating practices, maintain in full force and effect the existence of all Intellectual Property, maintain insurance on the Acquired Assets (in amounts and types consistent with past practice), and use their respective reasonable best efforts to preserve the goodwill and organization of the Business and their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, prior to the Closing and subject to the requirements of the Bankruptcy Code, the UST, and any Orders entered by the Bankruptcy Court or as otherwise permitted by the DIP Budget substantially in the form attached as EXHIBIT 4.2 hereto (the "DIP BUDGET"), the Sellers shall not, and shall cause each of their Affiliates and the Sellers' and their Affiliates' officers, directors, shareholders, employees, partners, representatives and agents not to;

                  (a) enter into any material Contract which may be included in the Acquired Assets or make a material change or modification to any existing material Contract included in the Acquired Assets, except for agreements relating to sales of inventory and purchase of inventory from suppliers in the ordinary course of business and consistent with past practices;

                  (b) sell, lease, dispose of or otherwise distribute any of the Acquired Assets, except for agreements relating to sales of inventory and purchase of inventory from suppliers in the ordinary course of business and consistent with past practices;

                  (c) mortgage or pledge any of the Acquired Assets or subject any Acquired Assets to any Lien other than Permitted Liens;

                  (d) unless agreed to by the Purchasers, increase in any manner the salary, bonus, severance or other compensation or benefits of any member of management or other employee of the Business, except for any annual and usual increase in salary to any employee of the Business not a member of management of the Business;

                  (e) unless agreed to by the Purchasers, enter into any employment Contract with any employee of the Business, adopt any benefit plan for such employees or amend or modify any existing Employee Benefit Plan for such employees, except for such retention arrangements which the Purchasers shall have no obligations under;

                  (f) take or omit to take any action that would require disclosure under Article II, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Sellers in this Agreement or in any of the agreements contemplated hereby;

                  (g) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Business or the Acquired Assets;

                  (h) unless agreed to by the Purchasers, cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $5,000 other than in connection with returns of inventory for credit or replacement in the ordinary cause of business; or

                  (i) agree in writing or otherwise to take any of the foregoing actions.

Additionally, from the date of this Agreement to the Closing Date, the Sellers shall promptly consult with the Purchasers about any material matters concerning the Acquired Assets or the Business, and (b) if any inquiries or proposals (whether written or oral) of the type described in section 4.8 below are received, the Sellers shall promptly notify the Purchasers of such inquiries and proposals and provide the Purchasers with, among other items or information requested by the Purchasers, copies of any correspondence evidencing or regarding such inquiries or proposals, the name(s) of the party or parties making such inquiries or proposals, the substance of any such inquiries or proposals and the dates that such inquiries and proposals were made to the Sellers. The Sellers agree to cooperate and promptly provide the Purchasers with such other information requested by the Purchasers in connection with any such inquiries or proposals (whether written or oral).

         4.3 INTERIM FINANCIAL INFORMATION. The Sellers shall supply the Purchasers and the Bank Group with consolidated and consolidating statements of financial condition of the Sellers within thirty (30) days after the end of each month ending between the date hereof and the Closing Date and the related consolidated and consolidating statements of income and retained earnings and statements of changes in financial position for such month and the elapsed portion of the fiscal year, in each case setting forth comparative figures for the related periods in the prior fiscal year, certified by the Sellers' chief accounting officers, subject to normal year-end adjustments.

         4.4 FULL ACCESS AND DISCLOSURE. The Sellers shall afford to the Purchasers and their counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchasers reasonable access during business hours to the Sellers' plants, properties, books and records in order that the Purchasers may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Business. The Sellers shall cause their respective officers and employees, and shall use their best efforts to cause their counsel and auditors to furnish such additional financial and operating data and other information as the Purchasers shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the Sellers or the Business. From time to time prior to the Closing Date, the Sellers shall promptly supplement or amend information previously delivered to the Purchasers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to any schedule hereto and shall not change the risk allocation of this Agreement between the Purchasers and the Sellers. The Sellers shall provide the Purchasers with copies of all pleadings, motions and applications filed by the Sellers or any third parties in the Chapter 11 Case.

         4.5 NON-COMPETITION.

                  (a) During the Restricted Period, in the Restricted Geographic Area each of the Sellers, each of their respective affiliates, and Westar (on behalf of itself and any Person in which Westar has made, or may in the future make, an Investment or advanced funds to (for so long as such Investment or advance is outstanding)), agree not to, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person, engage in any business activity in the Restricted Area which is directly or indirectly in competition with or intended to compete with the products or services of the Business, or which is directly or indirectly detrimental to the Business; PROVIDED, HOWEVER, that the record or beneficial ownership by the Sellers as a passive investor of one percent (1%) or less of the outstanding publicly traded capital stock of any such Person for investment purposes shall not be deemed to be in violation of this Section 4.5 so long as the Sellers do not breach Section 4.6 and do not provide any services related to the Business to such Person. The Sellers further agree that, during the Restricted Period, in the Restricted Geographic Area the Sellers shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (a) employ or seek to employ any Person or agent who is then employed or retained by the Business, the Purchasers or their Affiliates (or who was so employed or retained at any time within the two (2) years prior to the date the Sellers employ or seek to employ such Person); (b) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other Person which has a business relationship with the Business, the Purchasers or their Affiliates, at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with the Business, the Purchasers or its Affiliates; and (c) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Business', the Purchasers' or their Affiliates' identified potential acquisition candidates; provided, however, that the foregoing restrictions shall terminate as to the Purchasers in the event of either a liquidation of the Sellers or the Business or the cessation of operations of the Business. Notwithstanding the foregoing, Section 4.5 shall not bind Westar's limited partner, George L. Argyros. The "RESTRICTED PERIOD" shall mean seven (7) years after the date of this Agreement. The "RESTRICTED AREA" shall mean the design, development, manufacture, marketing, distribution or sale or research directed to photovoltaic products used for space applications, including without limitation that business conducted by the Sellers prior to the Closing Date. The "RESTRICTED GEOGRAPHIC AREA" shall mean worldwide.

                  (b) The Sellers recognize and agree that compliance with the covenant contained in this Section 4.5 is necessary to protect the Purchasers, and that a breach by the Sellers of any of the covenants set forth in this
Section 4.5 could cause irreparable harm to the Purchasers, that the Purchasers' remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against the Sellers as the case may be without the requirement that the Purchasers post a bond, in addition to any other rights and remedies which are available to the Purchasers. If this Section 4.5 is more restrictive than permitted by the laws of any jurisdiction in which the Purchasers seek enforcement hereof, this Section 4.5 shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in the preceding portions of this
Section 4.5 shall be construed as a series of separate covenants, one for each location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this
Section 4.5, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any court of competent jurisdiction shall determine the foregoing covenant to be unenforceable with respect to the term or the scope of the subject matter or geography covered thereby, then such covenant shall nevertheless be enforceable by such court against the other party upon such shorter term or within such lesser scope as may be determined by such court to be reasonable and enforceable.

         4.6 CONFIDENTIALITY.

                  (a) Except as provided in Section 4.6(b), after the Closing Date, and for a period of five (5) years thereafter, each of the Sellers agrees that it will keep confidential and shall use its best efforts to cause its Affiliates, and its and their officers, directors, employees and agents to keep confidential all of the Purchasers' and their respective Affiliates' proprietary information that is conveyed to the Purchasers as part of the Acquired Assets or is assigned as part of the Assumed Liabilities or is otherwise exposed to any of the Sellers in the course of the transactions contemplated hereby, including, for purposes of this Section 4.6, information about the Business' business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.

                  (b) Notwithstanding the foregoing, such proprietary information shall not be deemed confidential and the Sellers shall have no obligation with respect to any such proprietary information that, following the
Closing:

                           (i) is or becomes publicly known through publication,
inspection of a product, or otherwise, and through no negligence or other wrongful act of any of the Sellers;

                           (ii) is received by the Purchasers from a Third Party
without similar restriction and without breach of any agreement; or

                           (iii) is, subject to Section 4.6(c), required to be
disclosed under applicable Law or judicial process.

                  (c) If any of the Sellers (or any of their Affiliates or officers, directors, employees or agents) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such proprietary information, the Sellers will promptly notify the Purchasers of such request or requirement and will cooperate with the Purchasers such that the Purchasers may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers (or any of their Affiliates) is in the opinion of the Sellers' counsel compelled to disclose the proprietary information or else stand liable for contempt or suffer other censure or significant penalty, the Sellers (or their Affiliate) may disclose only so much of the proprietary information to the party compelling disclosure as is required by law. The Sellers will exercise its (and will cause their Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such proprietary information.

         4.7 FULFILLMENT OF CONDITIONS PRECEDENT. Each of the Sellers shall use its best efforts to obtain at its expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement; provided, however, that the Sellers shall not be obligated to pay any consideration for such waivers, Permit, consents, approvals or other authorizations without the consent of the Bank Groups, which shall not be unreasonably withheld.

         4.8 EXCLUSIVITY. From and after the date hereof until the Closing Date, the Sellers will not, and will cause each of their respective Affiliates and the Sellers' and their Affiliates' officers, directors, shareholders, employees, partners, representatives and agents not to enter into any agreement, negotiate with any other corporation, firm or other person, or solicit, encourage, entertain, initiate, pursue or consider any inquiries or proposals (whether written or oral) relating to (i) the possible disposition of all or any portion of the Acquired Assets or the Business (except inventory disposed of in the ordinary course of business) or (ii) any merger, consolidation or other business combination involving any of the Sellers which would be inconsistent with the transaction contemplated by this Agreement (the "NO SHOP PROVISIONS") except if the failure to so act would either be a breach of the fiduciary duties of the Sellers' Boards of Directors or if the Bankruptcy Court orders the Sellers to do so; provided, however, that the Sellers' actions in compliance with the Sale Motion attached hereto as EXHIBIT 4.8 shall not be a breach of this Section 4.8.

         4.9 NO TERMINATION OF OBLIGATIONS BY SUBSEQUENT DISSOLUTION. The Sellers hereby agree that their respective obligations pursuant to this Agreement shall not be terminated by the commencement of the Chapter 11 Case, by operation of law or otherwise.

         4.10 DELIVERIES AFTER CLOSING. From time to time after the Closing, at the Purchasers' request and without further consideration from the Purchasers, the Sellers shall and shall cause any of their respective Subsidiaries, as applicable, to execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchasers reasonably may require to convey, transfer to and vest in Acquisition and to put Acquisition in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.

         4.11 INFORMATION TECHNOLOGY ACCESS. Subject in all cases to the Sellers' obligations of confidentiality with respect to third-party confidential information, to facilitate prompt integration following the Closing of the Sellers' information technology ("IT") inventory (e.g., voice and data network services and software and hardware, Licenses, financial/accounting software, IT budgets, etc.) with the Purchasers, the Sellers will use its best efforts, between the date of this Agreement and the Closing Date, to provide the Purchasers and their representatives with access to the Sellers' IT inventory, as well as the Sellers' personnel responsible for such IT inventory. The Purchasers and the Sellers agree to cooperate, between the date of this Agreement and the Closing Date, with each other to minimize any potential disruption to Business from the IT integration efforts.

         4.12 INTELLECTUAL PROPERTY PROTECTION. During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement and (y) the Closing Date, the Sellers agree to take any and all actions necessary or reasonably useful to protect the Seller Intellectual Property, including, without limitation, to:

                  (a) at its own expense, make timely payment of all post-issuance or renewal fees required to maintain in force its rights under each patent, copyright or trademark;

                  (b) file patent applications in the United States Patent and Trademark Office (and the equivalent office in any other country where the failure to obtain patent protection could have a Material Adverse Effect on the value of the Seller Intellectual Property) within the appropriate time periods provided under the patent laws of the United States (including, without limitation, those set forth in 35 U.S.C. Section 102) and such other countries, with respect to each invention disclosure set forth in SCHEDULE 2.14(A) and with respect to any other invention which is material to the Seller Intellectual Property.

                  (c) diligently prosecute all applications for United States and foreign patents listed in SCHEDULE 2.14(A) or filed pursuant to subsection
(b) above and not abandon any such application prior to exhaustion of all administrative and judicial remedies absent written consent of the Purchasers;

                  (d) use or license the use of any trademarks listed in
SCHEDULE 2.14(A) in interstate commerce and to take all such other actions as are necessary to preserve such marks as trademarks or service marks under the laws of the United States and any other relevant countries and, at its own expense, to diligently process all documents required to maintain trademark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all such trademarks, and pay all fees and disbursements in connection therewith and not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Purchasers; and

                  (e) deliver to the Purchasers, within 30 days of the acquisition or issuance of a United States or foreign patent, registration of a copyright, or of filing of an application for a United States or foreign patent or copyright, a copy of said registration of, or application therefor, as the case may be.

         4.13 ELECTRONIC DATA PROTECTION. During the period between the date of this Agreement and the Closing Date, the Sellers shall use their best efforts to take any and all actions necessary to retain all electronic data and records relating to the Business, including without limitation, that electronic data, regardless of format, residing on company data servers, individual employee's personal computer fixed, disk drives, floppy and CD/DVD diskettes on or off-site data archives or backup sites or disaster recovery locations, in any media. During this period the Sellers shall use their best efforts to ensure that no such data is lost or destroyed by either electronic/magnetic or physical destruction means including intentional loss or destruction by the Sellers' employees of data files under their control outside the ordinary course of business or in connection with any employment terminations or employee departures. The Sellers shall use their best efforts to take such steps to ensure that files and data in each employee's company e-mail accounts or in storage on or ancillary to seller-owned or controlled computer or otherwise located on a Seller e-mail server or document server is archived as of the date of this Agreement and that such archived data will be stored under secured conditions to permit ready access and retrieval after the Closing Date and that, from the date hereof, not archival storage shall be recycled, written over, destroyed or discarded.

         4.14 INTELLECTUAL PROPERTY. The Sellers shall give the Purchasers prompt notice that any Person shall have (a) commenced, or shall have notified the Sellers that it intends to commence, a Claim or (b) provided the Sellers with notice, in either case which allege(s) that any of the Intellectual Property, including the Seller Intellectual Property, presently embodied, or proposed to be embodied, in the Business' products or utilized in any development tools (including standard cells) or design environments designed or modified by the Business infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Sellers do not otherwise own or have the right to exploit such Intellectual Property, including the Seller Intellectual Property.

         4.15 BOOKS AND RECORDS. Until the seventh anniversary of the Closing Date, the Sellers will, to the extent necessary in connection with any Taxes (including, without limitation, the tax basis of any Asset) or other matter relating to the Acquired Assets for any period ending at or prior to the Closing, and without charge to Purchaser, (i) retain and, as the Purchasers may reasonably request, permit the Purchasers and its agents to inspect and copy all original books, records and other documents and all electronically archived data not deliverable to the Purchasers at Closing related to the Acquired Assets and
(ii) make reasonably available to the Purchasers the officers, directors, employees and agents of the Sellers and their respective affiliates. Prior to the seventh anniversary of the Closing Date, the Purchasers may request in writing that the Sellers deliver such books and records, and if such request is made and the Sellers would otherwise destroy or dispose of such books and records, the Sellers shall not destroy or dispose of or allow the destruction of or disposition of such books and records and records and within ninety (90) days after receipt of the Purchasers' request, the Sellers shall deliver books and records to the Purchasers.

         4.16 COBRA. The Sellers shall be solely responsible for compliance with the requirements of COBRA, including, without limitation, the provision of continuation coverage, with respect to all employees or former employees of the Sellers or its Subsidiaries and their qualified beneficiaries for whom a qualifying event occurs prior to or in connection with the transactions contemplated by this Agreement. The terms "continuation coverage," "qualified beneficiaries," and "qualifying event" are used herein with the meanings ascribed to them in COBRA.

         4.17 RECORDATION OF MEMORANDUM OF LEASE. The Parent shall execute and record a memorandum of lease in the form of EXHIBIT 4.17 hereto with respect to the Facility Lease contemporaneously with the Closing.

         4.18 NOTICE OF SALE. Notice of this Agreement and notice of the Sale Motion and Sale Order and the hearings therefor shall be duly and properly given by publication notice and by actual notice to all known creditors and known parties in interest in the Chapter 11 Case, including but not limited to, any known parties holding consensual or nonconsensual Liens on the Acquired Assets, the lessors on the material leases, the non-Seller parties to the Assigned Contracts being assumed pursuant to this Agreement, the employees of the Business, and applicable taxing and governmental Authorities.

         4.19 EMPLOYEE BENEFITS PLANS. During the period from the date of this Agreement to the Closing Date, the Sellers shall not terminate any employee pension benefit plan subject to Title IV of ERISA maintained or contributed to or required to be contributed to by any Seller or any subsidiary thereof, or any employer (whether or not incorporated) that would be treated together with any Seller or any such subsidiary as a single employer within the meaning of Section 414 of the Code.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASERS

         The Purchasers hereby covenant and agree with the Sellers that:

         5.1 CONFIDENTIALITY. Except as may be required by lawful Order of an Authority of competent jurisdiction, the Purchasers agree that unless and until the transactions contemplated hereby have been consummated, each of the Purchasers and its respective representatives and Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from the Sellers in connection with the transactions contemplated hereby, except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which each of the Purchasers and its respective representatives and advisors are bound); (b) was known to the Purchasers prior to its disclosure to the Purchasers as demonstrated by the Purchasers' records; or (c) is disclosed to any of the Purchasers by a third party not known by the Purchasers to be subject to any duty of confidentiality to the Sellers prior to its disclosure to the Purchasers by the Sellers. The Purchasers will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is properly terminated, the Purchasers and their respective Affiliates and their representatives and advisors will promptly return to the Sellers or destroy all such data, information and other written material (including all copies thereof) which has been obtained by the Purchasers, and the Purchasers will make no further use whatsoever of any of such or the information and knowledge contained therein or derived therefrom.

         5.2 NON-SOLICITATION. If this Agreement is terminated, the Purchasers' agree that during the period commencing on the date hereof and continuing through April 12, 2002, they shall not induce any of the employees of the Sellers to leave their employment with the Sellers, or employ or otherwise contract for the services of any person who is employed by the Sellers on the date hereof. Notwithstanding anything contained in the foregoing to the contrary, the Purchasers may hire or cause to be hired any person employed by the Sellers (i) responding to any newspaper advertisement or the like which is directed at a broad audience and does not mention the Purchasers by name, or
(ii) who initiates a solicitation for hire by the Purchasers; PROVIDED, HOWEVER, the Purchaser may solicit for employment any employee of the Sellers either (i) whose employment was terminated by the Seller or (ii) who was not employed by the Sellers for at least 30 days prior to such solicitation. Additionally, notwithstanding anything contained in this Section 5.2, the Purchasers may hire or cause to be hired any person employed by the Sellers in the event of either a liquidation of the Sellers or the Business or the cessation of operations of the Business.

         5.3 CHARTER AMENDMENT. On or prior to the Closing Date, each of the Sellers shall amend their respective charters for purposes of changing their names to any corporate name not including the name "Tecstar." Additionally, each of the Sellers shall, as of the Closing Date, cease doing business under the names "Tecstar" and "Tecstar Power Systems" or any variations thereof; provided, however, that Tecstar Electro Systems, Inc., a wholly owned subsidiary of TPS may use the name "Tecstar" pursuant to that certain Trademark License Agreement in the form of EXHIBIT 5.3 hereto.

                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties further agree as follows:

         6.1 AGREEMENT TO DEFEND. In the event any action, suit, proceeding or investigation of the nature specified in Section 8.4 or Section 9.4 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.2 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and the agreements contemplated hereby, and to cooperate with each other in connection with the foregoing, including without limitation using their best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other Contracts; (b) to obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under any Regulation or Order; (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (d) to effect all necessary registrations and filings; and (e) to fulfill all conditions to the obligations of the parties under this Agreement. Each of the Purchasers and the Sellers further covenants and agrees that it shall use its respective best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order the entry, enactment or promulgation thereof, as the case may be.

         6.3 CONFIDENTIALITY. The parties acknowledge that the Purchasers and the Sellers have previously executed a Confidentiality Agreement dated as of July 15, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to the Purchasers and their officers, employees, accountants and counsel by the Sellers, and all information furnished to the Sellers by the Purchasers and their officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreement, mutatis mutandis, and the Purchasers and the Sellers shall be fully liable and responsible under the Confidentiality Agreement for any breach of the terms and conditions thereof by their respective Subsidiaries, officers, employees, accountants, counsel and other representatives.

         6.4 PUBLIC ANNOUNCEMENTS. Neither the Sellers nor any Affiliate, representative or stockholder of the Sellers, shall disclose any of the terms of this Agreement to any third party without the Purchasers' prior written consent. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior consent and approval of the Purchasers, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by the Sellers without such prior consent.

         6.5 AUDITED FINANCIAL STATEMENTS. The Sellers shall cooperate with the Purchasers and their representatives in the preparation of the audited year end balance sheet of the Business as of December 31, 2001 and related statements of income and cash flows of the Business for the year then ended (the "2001 AUDITED FINANCIAL STATEMENTS"). The Sellers shall use their respective best efforts to respond to the requests of the Purchasers and their representatives in connection with the preparation of the 2001 Audited Financial Statements.

                                  ARTICLE VII

                                   TAX MATTERS

         The parties agree as follows:

         7.1 TAXES. Prior to the Closing, the Sellers shall not permit the Business, without the prior written consent of Purchasers (which consent shall not be unreasonably withheld or delayed) to: (i) file or file or cause to be filed any amended Tax Returns or claims for refund; (ii) fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Sellers with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (x) would not materially increase the Purchaser's liability for Taxes for any period or (y) is required by law; (iii) incur any material liability for Taxes other than in the ordinary course of business; or
(iv) enter into any settlement or closing agreement with a taxing authority that materially increases or may materially increase the Tax liability of the Sellers for any period.

         7.2 PAYMENT OF TAXES.

                  (a) The Sellers shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the Business or the Acquired Assets for all Pre-Closing Periods, including the portion of the taxable period ending on or prior to the Closing Date and ending after the Closing date (the "OVERLAP PERIOD") up to and including the Closing Date. For purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, property or operations of the Business or the Acquired Assets that relate to the Overlap Period shall be apportioned between the Sellers and the Purchasers as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Sellers, as though the taxable year of the Sellers, terminated at the close of business on the Closing Date.

                  (b) All stamp, transfer, documentary, sales and use, value added, registration, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any transaction contemplated hereby (collectively, the "TRANSFER TAXES") shall be paid by the Sellers, and the Sellers shall, at their own expense, properly file on a timely basis all necessary Tax Returns, reports, forms, and other documentation with respect to any Transfer Tax and provide to the Purchasers evidence of payment of all Transfer Taxes.

                                  ARTICLE VIII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

         Each and every obligation of the Purchasers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Purchasers:

         8.1 BANKRUPTCY COURT APPROVAL.

                  (a) The Bankruptcy Court shall have entered orders satisfactory to the Purchasers and the Bank Group, approving the Break-Up Fee and the No-Shop Provisions as contemplated by this Agreement, the sale of the Acquired Assets by the Sellers to the Purchasers, the assumption and assignment by the Sellers of the Assigned Contracts to the Purchasers and such orders shall have become Final Orders. Concurrently with the entry of the Asset Sale

Order, the Bankruptcy Court shall have entered an order (which shall be part of the Asset Sale Order) approving the Facility Lease and authorizing the Sellers to execute and perform their respective obligations thereunder.

                  (b) The Sellers shall have obtained Bankruptcy Court approval of post-petition financing satisfactory to the Purchasers, to fund the operation of the Business through the Closing Date.

         8.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Sellers, to the Purchasers, shall be true and correct when made. Furthermore, the representations and warranties of the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Sellers, to the Purchasers, with respect to the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) and Acquired Assets, but with the exception of the Sellers' representations set forth in Section 2.21 hereto, shall be true and correct in all material respects on the Closing Date as though then made except for those representations and warranties which are qualified by materiality, which shall be true and correct (the "BRING DOWN"). Solely for the purpose of materiality in the Bring Down, a representation or warranty will be deemed not to be true in all material respects if, as a result of any change or condition arising between the date of signing this Agreement and the Closing Date, the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) cannot be operated in the normal course and/or there is an interruption in the operations of the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) which is reasonably expected to last in excess of fifteen (15) days. The Sellers acknowledge and agree that the partial exclusion of the representation of the Sellers in Section 2.21 from this condition and the definition of materiality in the preceding sentence in no way affects the Purchasers' rights pursuant to Article XII hereto. The Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. The most senior executive officer other than the chief accounting officer and the chief accounting officer of each of the Sellers shall have delivered to the Purchasers a certificate dated the Closing Date, in substantially the form of EXHIBIT 8.2 attached hereto, certifying to the foregoing.

         8.3 NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) or Acquired Assets (other than the commencement of the Chapter 11 Case and Material Adverse Changes as set forth in
SCHEDULE 8.3 hereto). The Purchasers shall have received certificates dated the Closing Date, of the most senior executive officer other than the chief accounting officer and the chief accounting officer of each of the Sellers, in substantially the form of EXHIBIT 8.3 attached hereto, certifying to the foregoing.

         8.4 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prohibit, prevent or restrict the consummation of the transactions contemplated hereby.

         8.5 CONDITION OF ASSETS. None of the Acquired Assets shall have been damaged or destroyed, prior to the Closing Date, by fire or other casualty, whether or not fully covered by insurance, such that the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) cannot be operated in the normal course and/or there is an interruption in the operations of the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) which is reasonably expected to last in excess of fifteen (15) days.

         8.6 SECRETARY'S CERTIFICATE. The Purchasers shall have received certificates, by the secretary of each of the Sellers, as to the charter and bylaws of each of the Sellers, the resolutions adopted by the board of directors of each of the Sellers in connection with this Agreement, the incumbency of certain officers of each of the Sellers and the jurisdictions in which each of the Sellers are qualified to conduct business in substantially the form of
EXHIBIT 8.6 attached hereto.

         8.7 EMPLOYMENT AGREEMENTS. The key employees designated in the letter from Emcore and acknowledged by TPS dated as of the date hereof (the "EMPLOYEE SIDE LETTER") shall have each executed and delivered employment agreements in substantially the form of EXHIBIT 8.7 attached hereto providing for the continued employment of such Persons with EMCORE or its Subsidiaries and containing certain noncompetition provisions.

         8.8 ESCROW AGREEMENT. The Sellers shall have executed the Escrow Agreement substantially in the form of EXHIBIT 1.5 attached hereto.

         8.9 BILL OF SALE. The Sellers each shall have executed a Bill of Sale in the form of EXHIBIT 1.3(A) hereto.

         8.10 INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT. The Sellers each shall have executed Intellectual Property Assignment Agreements substantially in the form of EXHIBIT 1.3(C) hereto.

         8.11 FACILITY LEASE. The Parent shall have executed the Facility Lease in the form of EXHIBIT 8.13 hereto. Among other things, the Facility Lease shall provide that the Lessor's interest in the Lease shall be subject to a lien in favor of the Bank Group.

         8.12 LEASEHOLD TITLE INSURANCE. The Sellers shall have delivered at the Purchasers' expense, a leasehold title insurance policy naming Acquisition as the insured.

         8.13 MEMORANDUM OF LEASE. The Parent shall have executed and delivered a memorandum of lease in the form of EXHIBIT 4.17 hereto.

         8.14 ENVIRONMENTAL CONDITIONS.

                  (a) The Purchasers shall have received copies of all prior environmental reports, investigations, studies, audits, assessments, reviews or other analyses conducted by, or which are in the possession of, the Sellers in relation to any of its owned or leases properties or facilities.

                  (b) Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that prior to February 28, 2002 the Purchasers will conduct a Phase I environmental site assessment and/or Phase II environmental site assessment in accordance with ASTM standards at any of the properties or facilities owned or leased by the Sellers, and the results of such Phase II environmental site assessment do not indicate that EMCORE or its Affiliates would incur liability as an operator on such site or indicate that the Business (other than the MOCVD operations and solar cell processing, "fabrications," operations) operations would be restricted without remediation efforts costs exceeding $100,000. The Purchasers shall not conduct any additional environmental site assessments beyond a Phase II environmental site assessment beyond the scope previously disclosed to the Sellers prior to the Closing Date, except with the prior written or oral consent of the Sellers, which will not be unreasonably withheld and will be deemed given if not given or withheld within four days after the Purchasers' written or oral request for such consent is given to the Sellers.

                                   ARTICLE IX

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

         9.1 BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered orders approving the sale of the Acquired Assets, the assignment by the Sellers of the Assigned Contracts to the Purchasers and the assumption by the Purchasers of the Assumed Liabilities.

         9.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchasers contained in Article III and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Purchasers to the Seller, shall be true and correct when made and on the Closing Date as though then made, except as expressly provided herein. The Purchasers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. The president of each of the Purchasers shall have delivered to the Sellers a certificate, dated the Closing Date, in the form attached as EXHIBIT 9.2 hereto, certifying to the foregoing.

         9.3 CONSENTS AND APPROVALS. The Purchasers shall have obtained any and all material consents, approvals, Orders, Permits or other authorizations, required by all applicable Regulations or Orders involving the Sellers, with respect to the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated hereby.

         9.4 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prohibit, prevent or restrict the consummation of the transactions contemplated hereby.

         9.5 SECRETARY'S CERTIFICATE. The Sellers shall have received a certificate, by the secretary of each of the Purchasers, dated the Closing Date, as to the charter and bylaws of each of the Purchasers, the resolutions adopted by the directors of each of the Purchasers in connection with this Agreement, the incumbency of certain officers of the Purchasers and the jurisdictions in which the Purchasers are qualified to conduct business in substantially the form of EXHIBIT 9.5 attached hereto.

         9.6 ESCROW AGREEMENT. The Purchasers shall have executed the Escrow Agreement in substantially the form of EXHIBIT 1.5 attached hereto.

                                   ARTICLE X

                                     CLOSING

         10.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article XI hereof, a closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held two
(2) business days after the date on which (i) the Asset Sale Order becomes a Final Order and (ii) all conditions precedent to the obligations of the parties have been satisfied or waived, but in no event later than March 15, 2002, or on such other date (the "CLOSING DATE") agreed to by the Sellers, the Purchasers, the Bank Group and Westar. On the Closing Date, in accordance with the Sale Order and subject to Bankruptcy Court approval, which approval will be sought by the Sellers, the Purchasers shall pay the Closing Cash directly to the Agent Bank for the Bank Group or such Agent Bank's designee.

         10.2 INTERVENING LITIGATION. If prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

                                   ARTICLE XI

                           TERMINATION AND ABANDONMENT

         11.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                  (a) by mutual consent of the Purchasers and the Sellers;

                  (b) by the Purchasers if the Bankruptcy Court does not enter an order approving the No-Shop Provisions and the Break-Up Fee on or prior to February 11, 2002 or such order as entered does not become a Final Order;

                  (c) by the Purchaser or the Sellers if (i) an interim order approving post-petition financing under Section 364 of the Bankruptcy Code (the "INTERIM DIP ORDER") shall not have been entered by the Bankruptcy Court on or prior to February 11, 2002 or (ii) the Interim DIP Order as entered does not remain in full force and effect or shall have been stayed, reversed, amended, or modified in any respect;

                  (d) by the Purchasers if (i) not later than twenty (20) days after entry of the Interim DIP Order, an order in form and substance satisfactory to the Purchasers in their sole and absolute discretion, authorizing additional borrowings under the Sellers' post-petition financing under Section 364 of the Bankruptcy Code shall not have been entered by the Bankruptcy Court (the "FINAL DIP ORDER") or (ii) such Final DIP Order does not become a Final Order;

                  (e) by the Purchasers if the Sellers have breached the terms of or a Default or Event of Default (as such terms are defined in the DIP Financing) exists under the DIP Financing, which breach or default is not cured or the DIP Financing is not fully repaid within five (5) days from the date on which the Purchasers have provided the Sellers and the Bank Group with notice of such breach or Default or Event of Default;

                  (f) by the Purchasers if (i) at any time the representations and warranties of the Sellers in Article II (with the exception of the Sellers' representations set forth in Section 2.21 hereto, and with the exception of the Sellers' representations with respect to the MOCVD operations and solar cell processing, "fabrication," operations), shall not be true and correct in all material respects, except for representations and warranties which are qualified by materiality which shall be true and correct (for the purpose of materiality in this Section 11.1(f), a representation or warranty will be deemed not to be true in all material respects if, as a result of any change or condition arising between the date of signing this Agreement and the Closing Date, the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) cannot be operated in the normal course and/or there is an interruption in the operations of the Business (other than the MOCVD operations and solar cell processing, "fabrication," operations) which is reasonably expected to last in excess of fifteen (15) days)), or (ii) if as of the Closing Date any of the conditions specified in Article VIII hereof have not been satisfied or if any Sellers are otherwise in default under this Agreement;

                  (g) by the Sellers if as of the Closing Date any of the conditions specified in Article IX hereof have not been satisfied or if any of the Purchasers is otherwise in default under this Agreement;

                  (h) by the Purchasers if the Sellers enter into an Alternative Transaction;

                  (i) by the Purchasers if any of the Bank Group or Westar breaches the terms and conditions of the Forbearance Agreements;

                  (j) by the Purchasers or the Sellers if a motion to dismiss the Chapter 11 Case or a motion to convert the Chapter 11 Case or appoint a trustee or examiner has been granted in the Chapter 11 Case;

                  (k) by the Purchasers or the Sellers if the Asset Sale Order is not entered by the Bankruptcy Court on or prior to March 5, 2002 or such order does not become a Final Order;

                  (l) by the Purchasers or the Sellers if the transactions contemplated pursuant to this Agreement are not consummated on or before March 15, 2002; PROVIDED THAT if any party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable Regulation; or

                  (m) by either the Purchasers or the Sellers if there shall be in effect a stay pending appeal or other order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

         11.2 PROCEDURE UPON TERMINATION. If this Agreement is terminated under
Section 11.1, written notice thereof will forthwith be given to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the Sellers and the Purchasers to one another under this Agreement will terminate without further obligation or liability of the Sellers or the Purchasers to the other (other than with respect to breaches, if any of this Agreement prior to such termination). If this Agreement is terminated as provided herein:

                  (a) each party shall either destroy or redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                  (c) other than as provided in Sections 11.3 and 13.13 no non breaching party hereto shall have any liability or further obligation to any other party to this Agreement.

         11.3 EFFECT OF TERMINATION.

                  (a) If the Closing does not occur by reason of any Seller consummating an Alternative Transaction, the Sellers shall, jointly and severally, on the closing date of the consummation of such Alternative Transaction, pay to the Purchasers in immediately available funds an amount equal to the sum of (i) $1.5 million, (ii) the Purchasers' actual costs and expenses (including legal fees) in connection with the negotiation, preparation, execution and delivery of this Agreement and the related instruments and agreements, PLUS (iii) the amount then outstanding under the DIP Financing (the "BREAK-UP FEE").

                  (b) If this Agreement is terminated (other than as a result of a breach by the Purchasers), the Purchasers' actual costs and expenses (including legal fees) in connection with the negotiation, preparation, execution and delivery of this Agreement and the related instruments and agreements shall be deemed superpriority administrative expenses and promptly paid by the Seller.

                  (c) The Break-Up Fee shall be entitled to a superpriority administrative claim status pursuant to Sections 105, 503 and 507(b) of the Bankruptcy Code, senior to all other superpriority administrative expense claims. Additionally, the Break-Up Fee shall be, and the

Bank Group and Westar will be provided notice that the Break-Up Fee will be, in all instances (including, without limitation, in the Chapter 11 Case or in the event the Chapter 11 Case is dismissed or converted to Chapter 7 of the Bankruptcy Code) senior to all of the Sellers' secured pre-petition Indebtedness and any Liens related thereto. The Break-Up Fee shall be, and the Bank Group will be provided notice that the Break-Up Fee will be, in all instances (including without limitation, in the Chapter 11 Case or in the event the Chapter 11 Case are dismissed or converted to Chapter 7 of the Bankruptcy Code) senior to the Bank Group's and Westar's Liens and shall only be paid from the proceeds of the closing of an Alternative Transaction.

                  (d) If the Purchasers terminate this Agreement, notwithstanding that the Sellers are willing and able to perform their respective obligations hereunder, have satisfied each and every one of the Purchasers' conditions to closing, and the Sellers are not otherwise in breach of any of the terms or conditions hereof, repayment of that portion of the DIP Financing (other than professional fees set forth in the DIP Budget and actually funded by the DIP Financing which shall not be subordinated) shall be subordinated to all amounts owed by the Sellers to the Bank Group, which subordination shall be deemed liquidated damages in lieu of any and all amounts, Claims and any other damages that may be asserted by the Sellers, Westar or the Bank Group.

                  (e) In the event of a default by the Sellers under this Agreement after entry of the Asset Sale Order by the Bankruptcy Court, the Purchasers shall be entitled to all of their remedies at law and in equity.

                                  ARTICLE XII

                                 INDEMNIFICATION

         12.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date until all obligations set forth therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto as follows: (a) the representations and warranties in
Section 2.11 (Tax Matters) and Section 2.13 (ERISA and Related Matters) and their related schedules and the covenants contained in this Agreement shall survive until sixty (60) days after the date as of which the applicable statutes of limitations with respect to such matters expire (after giving effect to any extensions or waivers thereof); (b) the representations and warranties in
Section 2.17 (Environmental) and Section 2.12 (Compliance with Law and Certifications) and their related schedules shall terminate on the sixth anniversary of the Closing Date; (c) the representations and warranties in
Section 2.2 (Authorization), Section 2.9 (Title) and Section 2.22 (Brokerage) and their related schedules shall survive indefinitely and not terminate; and
(d) all other representations and warranties in this Agreement and their related schedules or in any of the written statements, certificates or other items prepared and delivered hereunder or to induce the consummation of any of the transactions contemplated hereby, shall terminate upon the twelve (12) month anniversary of the Closing Date; PROVIDED that the representations, warranties and indemnities for which an indemnification Claim shall be pending as of the end of the applicable period referred to herein shall survive with respect to such Claim until the final disposition thereof. The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered in connection herewith shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or be affected by the knowledge of any officer, director, stockholder, employee, partner or agent of any party seeking indemnification hereunder or by the acceptance of any certificate or opinion from any third party. In addition, in no event will any disclosure of any event or circumstance made after the date hereof and prior to the Closing serve to amend any representation or warranty for any purpose of this Agreement.

         12.2 LIMITATIONS.

                  (a) In the absence of fraud, no party shall be required to indemnify the other party under Sections 12.3(a) and 12.4(a) until the indemnifiable damages, individually or in the aggregate, exceed $200,000 (the "HURDLE RATE"), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise, irrespective of the Hurdle Rate; and provided that indemnifiable damages shall accumulate until such time as they exceed the Hurdle Rate, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of such damages.

                  (b) In the absence of fraud, after the Closing, the aggregate amount of indemnifiable damages (other than for intentional misrepresentations or breaches of covenants and agreements) shall not exceed $2.0 million.

         12.3 INDEMNIFICATION BY THE SELLERS. Subject to Section 12.1 and
Section 12.2, the Sellers agree to, and shall, jointly and severally, indemnify the Business, the Purchasers and their respective officers, directors, employees, stockholders, representatives and agents on an after-tax basis and hold each of them harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                  (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of any of the Sellers under this Agreement, the Facility Lease, any document relating hereto or thereto or contained in any schedule to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other Contract or instrument delivered by any of the Sellers hereunder or the failure of any representation or warranty made in this Agreement to be true and correct as of the Closing Date.

                  (b) Any and all Excluded Liabilities.

                  (c) All products liability Claims arising against or involving the Business or concerning any product manufactured, shipped, sold or delivered by or on behalf of the Business on or prior to the Closing Date related to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of the Seller or any alleged failure to warn, or any alleged breach of express or implied warranties or representations.

                  (d) Warranty Claims relating to products manufactured or shipped prior to the Closing Date.

                  (e) All environmental liability of the Sellers, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, that arises or accrues on or prior to the Closing Date.

                  (f) Any failure of the Sellers to have good, valid and marketable title to the Acquired Assets, free and clear of all Liens, Claims and Orders.

                  (g) Any Claim for transaction costs and expenses.

                  (h) Any failure by the Sellers to comply with applicable bulk sales laws.

                  (i) Any Claims brought by third parties arising from the operation of the Business prior to the Closing Date.

                  (j) Any successor or vicarious liability of the Sellers.

                  (k) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

         12.4 INDEMNIFICATION BY THE PURCHASER. Subject to Section 12.1 and 12.2, the Purchasers agree to, and shall, indemnify the Sellers and their respective officers, directors, employees, stockholders, representatives and agents and hold each harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                  (a) Any misrepresentation, breach of warranty or non-fulfillment of any obligation on the part of the Purchasers under this Agreement, any document relating hereto or thereto or contained in any schedule to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other Contract or instrument delivered by the Purchasers hereunder.

                  (b) The Assumed Liabilities; PROVIDED, HOWEVER, Assumed Liabilities do not include liabilities resulting from penalties and liabilities relating to transactions occurring prior to the Closing Date under the customer Contracts assumed as modified.

                  (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

         12.5 THIRD-PARTY CLAIMS.

                  (a) The following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (i) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (ii) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to (i) participate in the defense of such action with counsel of reputable standing and
(ii) assume the defense of such action by agreeing to assume such defense within ten (10) days of transmittal of the notice of the Claim by the Indemnitee, in writing unless such Claim (A) may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnitee or its business; (B) may result in liabilities which, taken with other then existing Claims under this
Article XII, would not be fully indemnified hereunder; (C) may have a Material Adverse Effect on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee); (D) is for an alleged amount of less than $25,000; (E) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee shall assume the defense; or
(F) also involves the Indemnitor or its Affiliate as a party and counsel to the Indemnitee determines in good faith that joint representation would give rise to a conflict of interest.

                  (b) The Indemnitor and the Indemnitee shall cooperate in the defense of any third-party Claims. In the event that the Indemnitor assumes or participates in the defense of such third-party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable necessary to defend such third-party Claim in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article XII. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In addition, with respect to a Claim for Taxes, the Indemnitor shall not enter into any settlement or arrangement with any taxing authority without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such Claim.

                  (c) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld; provided however, that no written approval is required from the

Indemnitor as to any third party Claim (i) that results solely in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder; or (iii) is for an amount of less than $25,000.

                  (d) An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim; (ii) the Indemnitor shall not have employed counsel in the defense of such Claim after ten (10) days notice; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor; in any of the foregoing events such fees and expenses shall be borne by the Indemnitor.

         12.6 SECURITY FOR THE INDEMNIFICATION OBLIGATION.

                  (a) The parties hereby agrees that, subject to the following provisions of this Section 12.6, any Claims for indemnification by the Purchasers against the Sellers hereunder shall be satisfied by the Purchasers solely by recourse against the Escrow Funds pursuant to the terms of the Escrow Agreement. All payments for indemnifiable damages made pursuant to this Article XII shall be treated as adjustments to the Purchase Price.

                  (b) Each Indemnitor shall pay the indemnification amount claimed by the Indemnitee in immediately available funds promptly within ten
(10) days after the Indemnitee provides the Indemnitor with written notice of a Claim hereunder unless the Indemnitor in good faith disputes such Claim. If the Indemnitor disputes such Claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnitee in immediately available funds within ten (10) days of such dispute resolution. In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such ten (10) day period the Indemnitor shall pay the Indemnitee interest on the amount of such indemnification Claim at a rate of ten percent (10%) per annum, compounded monthly from the date of the original written notice of such indemnification Claim until the indemnification Claim is paid in full.

                  (c) If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all losses resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available in law or in equity, subject only to the limitations set forth in
Section 12.2 above and shall be entitled to payment of its reasonable attorneys' fees.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein; PROVIDED, HOWEVER, no such amendment, modification or supplement shall be effective unless consented to by the Bank Group, which consent shall not be unreasonably withheld. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         13.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing to be effective.

         13.3 CERTAIN DEFINITIONS.

                  "2001 AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 6.5.

                  "ABOVEGROUND STORAGE TANK" means any one or combination of stationary storage tanks located more than 10 per centum above the surface of the ground or above the surface of the floor in an underground area (including integral piping, dispensers, dispenser lines, fill ports, fill lines, liquid traps, sumps, well cellars and other liquid traps connected thereto), and which is used to contain an accumulation of Hazardous Substances as defined by any Environmental Law.

                  "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5%) or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent (5%) or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; (f) any director, officer, partner or individual holding a similar position in respect of such Person; or (g) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons, including without limitation, any spouse, parent, grandparent, aunt, uncle, child, grandchild, sibling, cousin or in-law of such Person.

                  "ACQUIRED ASSETS" means all right, title, and interest in and to those assets used in, or constituting a part of, the Business, including all of its (a) current assets of the Business, (b) all tangible personal property, including, the CICing and panel laydown machinery and equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, fixtures, motor vehicles, computers, data and telephone equipment, and books and records, (c) all intangible assets, including all Intellectual Property used in the Business, know how and trade secrets, drawings, customer lists and specifications, proprietary information, patents, patent applications, trademarks, trade names, software, telephone and facsimile numbers, internet addresses and domain names, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) all licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by any of the Sellers, (e) all leases, Contracts and other rights of any of the Sellers, (f) all goodwill and going concern value of the Business, (g) accounts, notes, and other receivables, (h) Claims, deposits including any deposits made prior to or during the Chapter 11 Case, including any utility deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupments (including any such item relating to the payment of Taxes) relating to the Business, (i) franchises, Permits, Orders, variances, and similar rights obtained from any Government Entity or Authority relating to the Business, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Business, and (k) working capital including, without limitation, the Acquired Assets set forth on SCHEDULE 1.1(B) hereto; PROVIDED, HOWEVER, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of any of the Sellers as a corporation, (ii) any of the rights of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Purchasers on the other hand entered into on or after the date of this Agreement) and (iii) the Excluded Assets.

                  "ACQUISITION" shall have the meaning set forth in the Preamble.

                  "AGENT BANK" means Union Bank of California N.A.

                  "ALTERNATIVE TRANSACTION" means an agreement entered into by any of the Sellers pursuant to which the Seller(s) will sell all or substantially all of the Acquired Assets or the Business to a third-party other than the Purchaser.

                  "ASSET SALE ORDER" means a Final Order approving the Asset Sale satisfactory to the Purchasers, which Asset Sale Order shall, among other things, (i)(a) approve this Agreement and the transactions contemplated hereby, and (b) authorize and direct the Sellers to execute and deliver such documents and take all other actions as may be necessary to consummate the transaction,
(ii) provide that the Acquired Assets are being sold to Acquisition free and clear of all Liens, Claims, Orders and Indebtedness pursuant to and to the extent permitted by section 363(f) of the Bankruptcy Code except for Permitted Liens, (iii) approve the assumption and assignment to Acquisition of the Assigned Contracts, (iv) provide that the assignment of the Assigned Contracts will not be taxed under any laws imposing stamp, sales, use or other similar Taxes pursuant to Section 1146(c) of the Bankruptcy Code, (v) provide that none of the Purchasers shall be subject to any successor or vicarious liability as a result of the consummation of the transactions contemplated by this Agreement,
(vi) provide that each of the Purchasers constitutes a good faith purchaser entitled to all of the protections under Section 363(m) of the Bankruptcy Code,
(vii) provide that all Persons are enjoined from instituting any action or proceeding against the Purchasers or their officers, directors, employees, Affiliates and their agent, or any of their respective assets including, without limitation the Assets, with respect to any action, or failure to take action, by the Sellers or to enforce or collect any claim, cause of action, right or remedy against the Sellers or any of their Subsidiaries, except, in each case, with respect the Assumed Liabilities, and (viii) provide that the Bankruptcy Court shall retain jurisdiction to enforce the terms and conditions of the Asset Sale Order.

                  "ASSIGNED CONTRACTS" shall have the meaning set forth in
Section 1.2.

                  "ASSIGNMENT OF INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 1.3.

                  "ASSIGNMENT OF LEASE" shall have the meaning set forth in
Section 1.3.

                  "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 1.2.

                  "AUTHORITY" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

                  "BANK GROUP" means Union Bank of California, N.A. and U.S. Bank National Association.

                  "BANKRUPTCY CODE" shall have the meaning set forth in the Recitals.

                  "BILL OF SALE" shall have the meaning set forth in Section
1.3.

                  "BREAK-UP FEE" shall have the meaning set forth in Section 11.3(a).

                  "BRING DOWN" shall have the meaning set forth in Section 8.2.

                  "BUSINESS" shall have the meaning set forth in the Recitals.

                  "CERCLA" means Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Regulations thereunder.

                  "CERCLIS" means Comprehensive Environmental Response, Compensation, and Liability Information System.

                  "CHAPTER 11 CASE" shall have the meaning set forth in the Recitals.

                  "CLAIM" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

                  "CLOSING" shall have the meaning set forth in Section 10.1.

                  "CLOSING CASH" shall have the meaning set forth in Section
1.4.

                  "CLOSING DATE" shall have the meaning set forth in Section
10.1.

                  "COBRA" shall have the meaning set forth in Section 2.13.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

                  "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 6.3.

                  "CONTRACT" means any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

                  "DIP BUDGET" shall have the meaning set forth in Section 4.2.

                  "DIP FINANCING" means post-petition financing provided to the Sellers pursuant to Section 364 of the Bankruptcy Code under that certain Credit and Guaranty Agreement dated as of the date hereof among the Sellers and EMCORE together with orders of the Bankruptcy Court approving such post-petition financing.

                  "DISCHARGE" means any manner of spilling, leaking, dumping, discharging, releasing, pumping, injecting, pouring, emptying, escaping, leaching, seeping, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

                  "EMCORE" shall have the meaning set forth in the Preamble.

                  "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in
Section 2.13.

                  "EMPLOYEE SIDE LETTER" shall have the meaning set forth in
Section 8.7.

                  "EMPLOYMENT AGREEMENTS" shall have the meaning set forth in the Recitals.

                  "ENVIRONMENTAL LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses, rule of common law, and changes thereto or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Sellers conduct business, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, petroleum or petroleum products or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, licenses and changes thereto or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), 42 U.S.C.ss.9601, ET SEQ.; the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.ss.6901 ET SEQ. (herein, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C.ss.1311, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C.ss.7401-7642; the Safe Drinking Water Act, as amended, 42 U.S.C.ss.300f, ET SEQ.; the Toxic Substances Control Act, as amended ("TSCA"), 15 U.S.C.ss.2601 ET seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended ("FIFRA"), 7 U.S.C.ss.136-136y; the Emergency Planning and Community Right-to-Know Act of l986, as amended ("EPCRA"), 42 U.S.C.

ss.11001, ET SEQ. (Title III of SARA); the Endangered Species Act, as amended ("ESA"), 7 U.S.C.ss.136, 16 U.S.C.ss.460, ET SEQ.; and the Occupational Safety and Health Act of 1970 ("OSHA"), as amended, 29 U.S.C.ss.651, ET SEQ.

                  "ENVIRONMENTAL PERMIT" means Permits, certificates, approvals, licenses, decrees, consents, Orders and other authorizations relating to or required by Environmental Law and necessary or desirable for the Seller's business.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the Regulations issued thereunder.

                  "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) which together with the Sellers or their respective subsidiaries would be deemed to be a "single employer" within the meaning of Section 414 of the Code.

                  "ESCROW AGENT" means Wilmington Trust FSB and its successors and assigns, as provided in the Escrow Agreement.

                  "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.5.

                  "ESCROW FUNDS" shall have the meaning set forth in Section
1.5.

                  "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.1.

                  "EXCLUDED LIABILITIES" shall have the meaning set forth in
Section 1.2.

                  "FACILITY LEASE" shall have the meaning set forth in Section 8.13.

                  "FINAL DIP ORDER" shall have the meaning set forth in Section 11.1(d).

                  "FINAL ORDER" means an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which (a) the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or, (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; PROVIDED, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Federal Rules of Bankruptcy Procedure may be filed with respect to such order.

                  "FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 2.4.

                  "FINANCIAL STATEMENT DATE" shall have the meaning set forth in
Section 2.4.

                  "FORBEARANCE AGREEMENTS" means all forbearance and standstill agreements entered into among the Bank Group and Westar from time to time with respect to any of the Sellers in the form satisfactory to the Purchasers.

                  "GAAP" means U.S. generally accepted accounting principles, consistently applied, as in existence at the date hereof.

                  "GOVERNMENT CONTRACT" means any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of the Seller that is with the United States government, any Authority or Government Entity, including, without limitation, all Contracts and work authorizations to supply goods and services to the United States government or any state, local or foreign Authority.

                  "GOVERNMENT ENTITY" means a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court or judicial entity, commission, board, bureau, industry regulatory authority or other Authority or instrumentality, domestic or foreign.

                  "GROUP" means two or more Persons or entities (or a combination thereof) acting as a partnership, limited partnership, syndicate or other form for any purpose.

                  "GUARANTEE" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

                  "HANDLE" means any manner of generating, accumulating, storing, treating, disposing of, arranging, transporting, transferring, labeling, handling, manufacturing, refining, burying or using, as any of such terms may further be defined in any Environmental Law.

                  "HAZARDOUS SUBSTANCES" shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products or motor oil, pesticides, explosive or radioactive materials, asbestos in any form that has or threatens to become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances, including raw products or raw materials, defined or included in the definition of "hazardous materials," "hazardous substances," "hazardous wastes," "restricted hazardous wastes," "toxic substances,"

"toxic pollutants," or words of similar import, under any applicable Environmental Laws, any other chemical, material, substance, mixture or by-product, exposure to which is prohibited, limited, or regulated by any Government Entity and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, the presence of which requires investigation or remediation under any Environmental Law or which are regulated, listed or controlled by, under or pursuant to any Environmental Law, or which has been or shall be determined or interpreted at any time by any Government Entity to be a hazardous or toxic substance regulated under any other Regulation or Order, or which causes or poses a threat to cause contamination or a nuisance on the premises or any adjacent premises or a hazard to the environment or to the health or safety of persons, flora, or fauna on the premises.

                  "HURDLE RATE" shall have the meaning set forth in Section 12.2(a).

                  "IMPROVEMENTS" shall have the meaning set forth in Section 2.9(d).

                  "INDEBTEDNESS" with respect to any Person means (a) any obligation of such Person for borrowed money, including, without limitation: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested;
(c) annual employee bonus obligations that are not accrued on the Financial Statements; and (d) retroactive insurance premium obligations.

                  "INDEMNITEE" shall have the meaning set forth in Section 12.5.

                  "INDEMNITOR" shall have the meaning set forth in Section 12.5.

                  "INTELLECTUAL PROPERTY" means all foreign and domestic, registered and unregistered trademarks, trade names, service marks, service names, patents and patent rights, utility models and utility model rights, registered and unregistered copyrights, mask works, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether or not patentable or reduced to practice), invention disclosures, improvements, processes, formulae, industrial models, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how, the goodwill associated with any of the foregoing, and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, lab notebooks, files and other media on which any of the foregoing is stored.

                  "INTERIM DIP ORDER" shall have the meaning set forth in
Section 11.1(c).

                  "INVESTMENT" means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, Options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

                  "IT" shall have the meaning set forth in Section 4.11.

                  "KNOWLEDGE" or "knowledge" or any similar phrase when used in reference to the Sellers shall mean the knowledge of each of Bryon Borgardt, Tom Cadwell, Patrick Parks, Ellen Linder and Frank Ho, whether actual or the knowledge that a reasonably prudent business person in their respective positions would have in the course of performing their respective duties.

                  "LICENSES" means any and all licenses and/or permits issued by an Authority or other third party relating to the operation of any of the Acquired Assets or conduct of the Business.

                  "LIEN" means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person.

                  "MATERIAL ADVERSE CHANGE" means any developments or changes which would have a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which have, or which might reasonably be expected to have, a material adverse effect in respect of the Business or its operations, properties, assets, liabilities, affairs, condition (financial or otherwise), results, plans, strategies or prospects, other than (i) as set forth in SCHEDULE
8.3 hereto; provided that such condition as set forth on SCHEDULE 8.3 does not materially worsen prior to the Closing Date such that the materially worsened condition would itself be considered a Material Adverse Effect, (ii) changes generally affecting the Sellers' industry and not affecting the Business disproportionately, (iii) changes in general economy or regulatory conditions, and (iv) adverse effects resulting solely from the filing of the Chapter 11 Case. Without limiting the generality of the foregoing each of the following shall be deemed to have a Material Adverse Effect, (i) the loss of any five (5) or more of the employees listed in the Employee Side Letter, or (ii) any Claim that the products sold by the Business infringe or require a license under the Intellectual Property of a third party.

                  "MATERIAL LEASES" shall have the meaning set forth in Section 2.9(a).

                  "NO-SHOP PROVISIONS" shall have the meaning set forth in
Section 4.8.

                  "OCCURRENCE" means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including, without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Seller which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

                  "OPTION" means any subscription, option, warrant, right, security, Contract, commitment, understanding, stock appreciation right, phantom stock option, profit participation or arrangement by which the Seller is bound to issue any additional shares of its capital stock or an interest in the equity or equity appreciation of the Seller or rights pursuant to which any Person has a right to purchase shares of the Seller's capital stock or an interest in the equity or equity appreciation of the Seller.

                  "ORDER" means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by a Government Entity.

                  "OVERLAP PERIOD" shall have the meaning set forth in Section 7.2(a).

                  "PARENT" shall have the meaning set forth in the Preamble.

                  "PERMITS" means all permits, licenses, registrations, certificates, Orders, qualifications or approvals required by any Authority or other Person.

                  "PERMITTED LIENS" means (a) statutory Liens not yet delinquent and immaterial in amount; (b) Liens specifically enumerated in the Financial Statements or the notes thereto; (c) the rights of customers of the Seller with respect to inventory or work in progress under purchase orders or Contracts entered into by the Seller in the ordinary course of business; (d) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien; and (e) deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade Contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business and immaterial in amount.

                  "PERSON" means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

                  "PETITION DATE" shall have the meaning set forth in Section
4.1.

                  "POLICIES" means all Contracts that insure (a) the Sellers' or any of their Subsidiaries, properties, plant and equipment for loss or damage; and (b) the Sellers or any of their Subsidiaries or their officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

                  "PRE-CLOSING PERIOD" shall have the meaning set forth in
Section 2.11(a).

                  "PURCHASE PRICE" shall have the meaning set forth in Section 1.4.

                  "PURCHASERS" shall have the meaning set forth in the Preamble.

                  "RCRA" means the Resource Conservation and Recovery Act, as amended, and the Regulations thereunder.

                  "RCRIS" means the Resource Conservation and Recovery Information System.

                  "RECALLS" means product recall, rework or post-sale warning or similar action.

                  "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                  "REGULATION" means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law or other binding action of or by a Governmental Entity and any judicial interpretation thereof.

                  "RESTRICTED AREA" shall have the meaning set forth in Section 4.5(a).

                  "RESTRICTED GEOGRAPHIC AREA" shall have the meaning set forth in Section 4.5(a).

                  "RESTRICTED PERIOD" shall have the meaning set forth in
Section 4.5(a).

                  "SALE MOTION" shall have the meaning set forth in Section 4.1.

                  "SELLER INTELLECTUAL PROPERTY" means any Intellectual Property that (a) is owned by; (b) is licensed to; (c) was developed or created by or for the Seller or any of its Subsidiaries AND is used in or useful for the conduct of the Business as presently or heretofore conducted or as proposed to be conducted, including any Intellectual Property created by any of the Seller's or its Subsidiaries' respective founders, employees, independent contractors or consultants for or on behalf of the Seller or any of its Subsidiaries which is currently used or reasonably usable in the Business (except to the extent owned by a third party under "work for hire" or similar doctrines) created by any of the Seller's founders prior to the creation of the Seller or any of its Subsidiaries.

                  "SELLER REGISTERED INTELLECTUAL PROPERTY" means all Registered Intellectual Property owned by, held by another for the benefit of filed in the name of, assigned to or applied for by, or held by a third party for the benefit of, the Seller related to the Business.

                  "SELLERS" shall have the meaning set forth in the Preamble.

                  "SUBSIDIARY" or "SUBSIDIARIES" means any Person in which the Seller has (a) an Investment; (b) advanced funds or provided financial accommodations to which, in each case, is secured by an Investment; or (c) has an Option to acquire an Investment in such Person.

                  "TAX RETURNS" shall have the meaning set forth in Section 2.11(a).

                  "TAX" or "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including any fees or charges due under any Environmental Permits or Environmental Laws (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

                  "TAXING AUTHORITIES" means Internal Revenue Service and any other Federal, state, or local Authority which has the right to impose Taxes on the Seller or the Sellers.

                  "TPS" shall have the meaning set forth in the Preamble.

                  "TRANSFER TAXES" shall have the meaning set forth in Section 7.2(b).

                  "UNDERGROUND STORAGE TANK" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable Regulation, Order governing underground storage tanks (including all integral piping, dispensers, dispenser lines, fill ports, fill lines, liquid traps, sumps, well cellars and other liquid traps connected to an underground storage tank).

                  "UST" shall have the meaning set forth in Section 4.2.

                  "WESTAR" means Westar Capital II, LLC.

         13.4 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

         (a) If to the Sellers, to:

                      Tecstar, Inc.
                      15251 Don Julian Road
                      City of Industry, California
                      Facsimile:  (626) 961-1897
                      Attn:  President

             with a copy to (which shall not constitute notice to the Seller):

                      O'Melveny & Myers LLP
                      400 South Hope Street
                      Los Angeles, California  90071
                      Facsimile:  (213) 430-6407
                      Attn:  John A. Laco, Esq.

                      and

                      Irell & Manella
                      840 Newport Center Drive, Suite 400
                      New Port Beach, California  92660
                      Facsimile:  (949) 760-5200
                      Attn:  Jeffrey M. Reisner, Esq.

                      and

                      U.S. Bank, National Association
                      U.S. Bank Place
                      EP-MN-MZ5L
                      601 Second Avenue South
                      Minneapolis, Minnesota  55402
                      Facsimile:  (612) 973-2148
                      Attn:  David Kopolow
                      and

                      Sheppard, Mullin, Richter & Hampton LLP
                      333 South Hope Street, 48th Floor
                      Los Angeles, California 90071
                      Facsimile:  (213) 620-1398
                      Attn:   Richard W. Brunette, Jr., Esq.

                      and

                      Union Bank of California, N.A.
                      445 South Figueroa Street, Suite 403
                      Los Angeles, California 90071
                      Facsimile:  (213) 236-6476
                      Attn:   Joel Steiner

                      and

                      Pillsbury Winthrop LLP
                      725 South Figueroa Street, Suite 2800
                      Los Angeles, California 90017
                      Facsimile;  (213) 629-1033
                      Attn:   Robert L. Morrison, Esq.
                              William Freeman, Esq.

or to such other Person or address as the Sellers shall furnish by notice to the Purchasers in writing.

         (b) If to the Purchasers, to:

                      EMCORE Corporation
                      145 Belmont Drive
                      Somerset, New Jersey  08873
                      Facsimile:  (732) 302-9783
                      Attn:   Howard W. Brodie, Esq.
                              General Counsel

             with a copy to (which shall not constitute notice to the Purchasers):

                     White & Case LLP
                     200 South Biscayne Boulevard
                     Suite 4900
                     Miami, Florida  33131
                     Facsimile:  (305) 358-5744
                     Attn:  Jorge L. Freeland, Esq.

                     and

                     U.S. Bank, National Association
                     U.S. Bank Place
                     EP-MN-MZ5L
                     601 Second Avenue South
                     Minneapolis, Minnesota  55402
                     Facsimile:  (612) 973-2148
                     Attn:  David Kopolow

                     and

                     Sheppard, Mullin, Richter & Hampton LLP
                     333 South Hope Street, 48th Floor
                     Los Angeles, California 90071
                     Facsimile:  (213) 620-1398
                     Attn:   Richard W. Brunette, Jr., Esq.

                     and

                     Union Bank of California, N.A.
                     445 South Figueroa Street, Suite 403
                     Los Angeles, California 90071
                     Facsimile:  (213) 236-6476
                     Attn:   Joel Steiner

                     and

                     Pillsbury Winthrop LLP
                     725 South Figueroa Street, Suite 2800
                     Los Angeles, California 90017
                     Facsimile;  (213) 629-1033
                     Attn:  Robert L. Morrison, Esq.
                            William Freeman, Esq.

or to such other Person or address as the Purchasers shall furnish by notice to the Sellers in writing.

         If to the Escrow Agent:

                     Wilmington Trust FSB
                     520 Madison Avenue
                     33rd Floor
                     New York, New York  10022
                     Facsimile:  (212) 415-0514
                     Attn:  James D. Nesci

         All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 13.4, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 13.4, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 13.4, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13.4). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         13.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchasers may, without the prior approval of the Sellers, but with the consent of the Bank Group which shall not be unreasonably withheld, assign its rights, interests and obligations hereunder to any Affiliate, and may grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral.

         13.6 GOVERNING LAW, SUBMISSION TO JURISDICTION. Except as and to the extent required to consummate the transactions contemplated by this Agreement under California and Delaware law, this Agreement, any ancillary agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of New York as applied to Contracts entered into by New York residents and performed entirely in New York, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of New York. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined by either a state court or federal court sitting in the District of Delaware and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any Claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 13.6, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         13.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

         13.8 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.9 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the contracts, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no contracts, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.

         13.10 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of posting a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         13.11 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         13.12 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         13.13 EXPENSES. Except as set forth in Section 11.3, the Purchasers shall bear their own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. Except as set forth in Section 11.3, the Sellers shall bear their own expenses, including without limitation, brokerage or investment banking, accounting and legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including attorney's fees and expenses) from the party against which such action or proceeding is brought in addition to any other relief to which such prevailing party may be entitled.

         13.14 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties of such permitted successors and assigns and the Bank Group, any legal or equitable rights hereunder.

         13.15 SCHEDULES. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         13.16 NO STRICT CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         13.17 CONSTRUCTION. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Sellers and the Business,
(vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to exhibits, such reference shall be to an exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms "party" or "parties" refer to the Sellers, on the one hand, and the Purchaser, on the other, and the terms "third party" or "third parties" refers to Persons other than the Sellers or the Purchaser.

         13.18 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Asset Purchase Agreement the date first hereinabove set forth.

                                       EMCORE CORPORATION



                                       By: /s/ Howard Brodie
                                           -------------------------------------
                                       Title:
                                             -----------------------------------


                                       TPS ACQUISITION CORPORATION


                                       By: /s/ Howard Brodie
                                           -------------------------------------
                                       Title:
                                             -----------------------------------


                                       TECSTAR, INC.



                                       By: /s/ Bryon Borgardt
                                           -------------------------------------
                                       Title:
                                             -----------------------------------



                                       TECSTAR POWER SYSTEMS, INC.


                                       By: /s/ Bryon Borgardt
                                           -------------------------------------
                                       Title:
                                             -----------------------------------


Solely for purposes of Section 4.5 of this Agreement, the following shareholder of Parent has executed this Agreement as of the date first hereinabove set forth and agrees to be bound by the provisions thereof.

                                       SHAREHOLDER:


                                       WESTAR CAPITAL II, LLC


                                       By: /s/ John Clark
                                           -------------------------------------
                                       Title:
                                             -----------------------------------